UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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FORUM ENERGY TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2026 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

Dear Fellow Stockholders,	March 27, 2026
On behalf of your board of directors and executive management, I am pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc. (“FET” or the “Company”), which will be held at 8:00 a.m., Central Daylight Time, on May 8, 2026, at our principal offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Strong Execution and Momentum in 2025

2025 represented another year of meaningful progress for FET, marked by disciplined execution, strong cash generation, and continued advancement of our strategic priorities. Throughout the year, we delivered solid operational and financial performance despite a mixed market backdrop.

FET's stock price increased 139% in 2025, a performance that is at the top of our peer group and the Russell 2000. We believe it is also reflective of the excellence FET represents. For the full year 2025, FET generated $70 million of operating cash flow and $80 million of free cash flow through strong working capital discipline and operational efficiency. With our robust cash generation, we repurchased 11% of our shares outstanding and reduced our leverage to 1.2 times our 2025 Adjusted EBITDA.

Operationally, we made continued progress toward executing our “Beat-the-Market” strategy. Innovation remained a key differentiator, with nearly 12% of year-end backlog attributable to products introduced in recent years. Our global footprint and exposure to offshore and international markets further supported bookings growth and margin resilience.

During the year, we invited two new members to our Board of Directors, Aron H. Marquez and Mark W. Smith. Their addition reflects our focus on attracting industry leaders who will provide fresh ideas and continue our progress toward diversification. In addition, the Honorable Leslie A. Beyer rejoined our Board after serving our nation as Assistant Secretary of the Interior for Land and Minerals Management at the U.S. Department of Interior
Looking ahead, we believe FET is well positioned for steady growth. Global energy demand continues to drive long-term investment needs, and FET’s differentiated technologies play a critical role in improving efficiency and safety for our customers. Our strong backlog, disciplined cost structure, and focus on innovation will provide a solid foundation as we progress through 2026 and look ahead to FET 2030.

Thank you for your continued engagement with FET! Provided immediately following this letter is a deeper look at FET.
Sincerely,

Michael McShane
Chairman of the Board

Forum Energy Technologies at a Glance

Manufacturer with Global Reach

Artificial Lift and Downhole
Drilling and Completions
40%
Segment Revenue Mix
60%

International
United States
49%
Geographic Revenue Split
51%

Customers include E&P operators who own and process hydrocarbons

Canadian Natural, aramco, ExxonMobil, CNOOC

Customers include some of the world's largest oilfield service companies

Baker Hughes, slb, HALLIBURTON, PATTERSON-UTI, DOF Subsea

Capital Equipment
Activity Driven Consumables
22%
Purchase Cycle Revenue Split
78%

Core Values

Customer Focused
Integrity
FET
Core Values
No one gets hurt
Good place to work

A Deeper Look at FET

A global manufacturer of value-added solutions that increase the efficiency of energy production.

1. Track Record of Outperformance
2. Capital Returns
3. Poised for Growth

Track Record of Outperformance

Annualized Stock Price Performance

Five Year

(As of market close on December 31, 2020 and December 31, 2025, respectively)

FET
25%
Russell 2000
5%

One Year

(As of market close on December 31, 2024 and December 31, 2025, respectively)

139%
11%

Strong financial growth

Balance sheet fortification

Meaningful capital returns

Capital Returns
FET's Framework

Uses of Cash

1 Share repurchases and accretive acquisitions

2 Build dry powder through net debt reduction

Share Repurchase Execution

(Shares Outstanding in thousands)

12,290
10%
11,097
December 31, 2024
December 31, 2025

Repurchased ~1.4 million shares at less than $25 per share

Substantial Deleveraging Since 2019

($ in millions)

Net Debt = $344
$107
December 31, 2019
December 31, 2025*

Reduced net debt by 69%

*Net debt is calculated as the sum of the Senior Notes due October 2021 (in 2019 only) plus the Senior Secured Bonds due in 2029 (in 2025 only) plus the credit facility and other debt, less cash and cash equivalents; Net debt does not include unamortized debt discount and debt issuance costs

Poised for Growth

"Beat the Market" Strategy

1 COMPETE IN TARGETED MARKETS

- Limited competition
- Differentiated product offering

2 UTILIZE COMPETITIVE ADVANTAGES

- Manufacturing know-how and intellectual property
- Recognized brands and industry experts

3 INNOVATE CONTINUOUSLY

- Development of differentiated technology
- Increase total addressable market

4 LEVERAGE GLOBAL FOOTPRINT

- Rapidly respond to customer demand
- Efficient and resilient supply chain

Since Strategy Implementation in 2022, Annualized Revenue Per Global Rig is Up 20%

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2026
The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 8, 2026, at our principal offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064 for the following purposes:

	Description:	Board Recommendation:
Proposal 1	Election of the three persons named in this proxy statement as directors for terms of three years.	FOR ALL NOMINEES
Proposal 2	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers.	FOR
Proposal 3	Approval of an amendment to our Second Amended and Restated 2016 Stock Incentive Plan to increase the number of shares available for issuance thereunder.	FOR
Proposal 4	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.	FOR
FET’s board of directors has established March 13, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.
We are utilizing the U.S. Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and protecting the environment. On the date hereof, we are mailing to our stockholders proxy materials, including this proxy statement, our annual report on Form 10-K for the year ended December 31, 2025 (the “2025 10-K”) and a proxy card, or a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2026 proxy statement and our 2025 10-K. The notice provides instructions on how you can request a paper copy of these documents, if you desire. Stockholders are urged, whether or not they expect to be present at the meeting, to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials or voting instruction form, as applicable. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

By order of the Board of Directors,
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
March 27, 2026
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Central Daylight Time. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting. You are invited to attend the meeting in-person.

Table of Contents
Page
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES	2
COST AND METHOD OF PROXY SOLICITATION	3
SECURITY OWNERSHIP	4
PROPOSAL 1: ELECTION OF DIRECTORS	6
DIRECTOR QUALIFICATIONS	7
OUR DIRECTORS	9
DIRECTOR COMPENSATION	14
CORPORATE GOVERNANCE	16
CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS	25
PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	27
EXECUTIVE COMPENSATION	30
PROPOSAL 3: APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER	46
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53
AUDIT COMMITTEE REPORT	55
ADDITIONAL INFORMATION	56
APPENDIX A - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION	A-1
APPENDIX B - FORUM ENERGY TECHNOLOGIES, INC. 2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN	B-1

Forward-Looking Statements and Website References
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2025 Annual Report on Form 10-K. This document includes references to websites, website addresses and materials found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this document are not incorporated by reference into this document or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only.

FORUM ENERGY TECHNOLOGIES, INC.
10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064

PROXY STATEMENT
FOR
2026 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2026 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. to be held on May 8, 2026, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting. This proxy statement is first being made available to our stockholders on or about March 27, 2026.
We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our annual meeting. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the annual meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.
If you are a stockholder of record, you may attend the annual meeting and cast your vote there. If you have already voted by Internet, telephone or mail, your vote at the annual meeting will supersede your prior vote. Stockholders of record also have a choice of voting by proxy over the Internet at www.voteproxy.com, by using the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and following the instructions, as noted on your proxy card or Notice, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail. If you hold your shares in street name (for example, if your shares are held through an account maintained by a bank or securities broker), your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of your identity, for entrance to the meeting. All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy.
When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers, the approval of the amendment to our Second Amended and Restated 2016 Stock and Incentive Plan to increase the number of shares available for issuance thereunder, and the ratification of the selection of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.
All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES
The board of directors has established March 13, 2026 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 11,328,657 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum.
The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes “withheld” than votes “for” such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted. Each of the approval of the compensation of our named executive officers on an advisory basis, the amendment to our Second Amended and Restated 2016 Stock and Incentive Plan, and the ratification of the selection of our independent registered public accounting firm is subject to the approval of a majority in voting power of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter.
Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. Brokers may have the authority to vote shares not voted by customers on certain “routine” matters. Under the New York Stock Exchange (“NYSE”) rules, your bank or brokerage firm is prohibited from voting your shares on non-routine items (referred to as a “broker non-vote”) if you have not given your bank or brokerage firm voting instructions on that matter. Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some banks and brokerage firms are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your bank or brokerage firm how to vote your shares on all proposals to ensure that your vote is counted. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. As a result, we urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals.
Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Broker non-votes will not be counted in determining the outcome of the vote on Proposal 1, the election of directors; Proposal 2, the approval of the compensation of our named executive officers on an advisory basis; Proposal 3, the amendment to our Second Amended and Restated 2016 Stock and Incentive Plan; or Proposal 4, the ratification of the selection of our independent registered public accounting firm. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected, abstentions will not affect the outcome of the voting on Proposal 1. Because the approval of each of the compensation of our named executive officers on an advisory basis, the amendment of our Second Amended and Restated 2016 Stock and Incentive Plan, and the ratification of the selection of our independent registered public accounting firm requires the approval of a majority in voting power of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the applicable matter, abstentions will have the same effect as votes against Proposals 2, 3 and 4, respectively.
Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting deadline at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:
Proposal 1: “FOR ALL NOMINEES”;
Proposal 2: “FOR”;
Proposal 3: “FOR”; and
Proposal 4: “FOR”.
COST AND METHOD OF PROXY SOLICITATION
FET is making this solicitation and we will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

SECURITY OWNERSHIP
The following table sets forth information as of March 13, 2026 (unless otherwise indicated in the footnotes below) with regard to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Stockholders owning 5% or more:
BlackRock, Inc. 50 Hudson Yards New York, NY 10001 (3)	732,820	6.5%
The Vanguard Group - 23-1945930 100 Vanguard Blvd. Malvern, PA 19355 (4)	644,603	5.7%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746 (5)	593,136	5.2%

Directors, Director Nominees, and Named Executive Officers:
Michael McShane	27,468	*
Evelyn M. Angelle (6)	27,215	*
Leslie A. Beyer	—	*
John A. Carrig (7)	73,319	*
Neal A. Lux	347,483	3.1%
Aron H. Marquez	—	*
Louis A. Raspino, Jr.	24,678	*
Paul E. Rowsey III	23,071	*
Mark W. Smith	—	*
D. Lyle Williams	145,455	1.3%
John C. Ivascu	90,512	*
All current executive officers and directors as a group (15 persons)	873,047	7.7%
* Less than 1% of issued and outstanding shares of common stock.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
(2)The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 13, 2026 by exercise of stock options or vesting of restricted stock units as follows: Mr. Williams — 2,206 and all current executive officers and directors as a group — 4,455.

(3)The number of shares reported is as of March 31, 2025 and is based on a Schedule 13G/A filed with the SEC on April 23, 2025 by BlackRock, Inc. The Schedule 13G/A reports sole voting power for 714,845 shares of common stock, shared voting power for no shares of common stock, sole dispositive power for 732,820 shares of common stock and shared dispositive power for no shares of common stock.
(4)The number of shares reported is as of June 30, 2025 and is based on a Schedule 13G filed with the SEC on July 29, 2025 by The Vanguard Group. The Schedule 13G reports sole voting power for no shares of common stock, shared voting power for 4,629 shares of common stock, sole dispositive power for 635,737 shares of common stock and shared dispositive power for 8,866 shares of common stock.
(5)The number of shares reported is as of December 31, 2025 and is based on a Schedule 13G filed with the SEC on January 21, 2026 by Dimensional Fund Advisors LP. The Schedule 13G reports sole voting power for 581,712 shares of common stock, shared voting power for no shares of common stock, sole dispositive power for 593,136 shares of common stock and shared dispositive power for no shares of common stock.
(6)Includes 900 shares of common stock beneficially owned by Ms. Angelle’s spouse.
(7)Includes 50,900 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.

PROPOSAL 1: ELECTION OF DIRECTORS
As of the date of this proxy statement, the board of directors comprises nine members. These nine members are divided into three classes with three members in Class I, three members in Class II and three members in Class III. Ms. Angelle and Messrs. Carrig and Lux, each a Class II director, were last elected by stockholders at the 2023 Annual Meeting of Stockholders, and their term will expire at this annual meeting. Messrs. McShane and Rowsey, each a Class III director, were last elected by stockholders at the 2024 Annual Meeting of Stockholders, and their term will expire at the 2027 Annual Meeting of Stockholders. Mr. Marquez, also a Class III director, was appointed to the board of directors in June 2025, and his term will expire at the 2027 Annual Meeting. He was appointed by the board of directors, which identified and recommended him in connection with its refreshment and diversification efforts. Mr. Raspino, a Class I director, was elected by stockholders at the 2025 Annual Meeting of Stockholders, and his term will expire at the 2028 Annual Meeting. Mr. Smith, also a Class I director, was appointed to the board of directors in June 2025, and his term will expire at the 2028 Annual Meeting. He was appointed by the board of directors, which identified and recommended him in connection with its refreshment efforts. Ms. Beyer, also a Class I director, was appointed to the board of directors in January 2026, and her term will expire at the 2028 Annual Meeting. She was re-appointed by the board of directors, which identified and recommended her as a director, in connection with its refreshment efforts. There are no family relationships among any of our directors or executive officers. Our board of directors believes that the current number of directors is appropriate for the Company at this time, taking into consideration the Company’s size and the broad diversity of skill sets of our directors.
Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance and Sustainability Committee (the “NG&S Committee”), has nominated for submission to the stockholders Ms. Angelle and Messrs. Carrig and Lux as Class II directors for a term of three years, each to serve until the 2029 Annual Meeting of Stockholders or until his or her successor is elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, which provide that a director shall retire from the board of directors prior to the annual meeting immediately following his or her 75th birthday, Mr. Carrig is expected to retire from the Board prior to the 2027 Annual Meeting, subject to any extensions or waivers approved by a majority of the board of directors.

If any of the nominees becomes unavailable for any reason before being elected and qualified, the board of directors, in its discretion, may designate a substitute nominee. If you have completed your proxy in favor of such unavailable nominee, your vote will be cast for the substitute nominee. Our board of directors has affirmatively determined that Ms. Angelle and Mr. Carrig are each “independent” as that term is defined by the applicable NYSE listing standards. Mr. Lux is not independent given his position as our Chief Executive Officer.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the three nominees receiving the greatest number of votes cast “FOR” will be elected as directors. Your board of directors unanimously recommends a vote “FOR ALL NOMINEES” of the aforementioned director nominees.

DIRECTOR QUALIFICATIONS

Each of our directors brings a unique background and skill set to our board of directors, creating a diverse group of leaders with a breadth of experience in a variety of areas, including leadership, and financial, industry and operations expertise.

Skill / Qualification	Importance
Leadership - CEO, CFO, COO / Division President - Public Company Board	Directors with prior experience holding key leadership positions provide us with unique insights. In addition, experience serving on other public company boards of directors is valuable. These people also generally possess leadership qualities and the ability to develop those attributes in others. Their experience developing talent and solving problems in large, complex organizations makes them a valuable asset to our board of directors.
Financial - Capital Markets - Mergers & Acquisitions - Audit & SEC Reporting
Accurate financial reporting and robust auditing are critical to maintain the trust of our stockholders. Five of our directors qualify as audit committee financial experts, if so designated, and all of our directors are financially literate.

Industry - Up-, Mid-, & Downstream - Services Company - Energy Transition	Diverse industry experience equips board members with an understanding of the risks and opportunities associated with different market factors affecting our business, and enhances their knowledge of regulations and key industry players we must consider. In addition, relevant industry experience improves our business strategy as we navigate complex market conditions.
Operations - Manufacturing - International - Information Security - Human Capital	Experience navigating the unique challenges faced by a manufacturing company is particularly beneficial to develop and navigate the Company’s strategic course. In addition, having a domestic and international perspective assists us with the global nature of our business. Experience, knowledge, certifications, skills or other background in information security can be valuable in the board’s oversight of information security risks and policies. Experience in human capital management, executive compensation, and succession planning equips board members with an understanding of how our Company can develop and retain talent, develop appropriate compensation plans and oversee the management of our employees.
Demographics - Gender - Racial / Ethnic	Our focus on achieving gender and ethnic diversity on the board of directors exemplifies the Company’s commitment to diversity throughout the organization. The board of directors is committed to continuing to focus on diversity as board positions become available following a director’s retirement in accordance with the Corporate Governance Guidelines.

The following chart shows how each of the key skills and competencies highlighted above are currently represented on the board of directors, and is not intended to be an exhaustive list of skills for each director, but focuses on the primary skills and competencies each director brings.

	Angelle	Beyer	Carrig	Lux	Marquez	McShane	Raspino	Rowsey	Smith
Leadership
CEO, CFO, COO / Division President	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫
Public Company Board	⚫	⚫	⚫		⚫	⚫	⚫	⚫	⚫
Financial
Capital Markets	⚫		⚫	⚫		⚫	⚫	⚫	⚫
Mergers & Acquisitions	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫
Audit & SEC Reporting	⚫		⚫		⚫	⚫	⚫		⚫
Industry
Up-, Mid-, & Downstream			⚫	⚫	⚫	⚫	⚫		⚫
Services Company	⚫	⚫		⚫	⚫	⚫	⚫	⚫	⚫
Energy Transition	⚫	⚫		⚫
Operations
Manufacturing	⚫	⚫		⚫	⚫	⚫	⚫		⚫
International	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫
Information Security	⚫						⚫
Human Capital			⚫	⚫	⚫	⚫	⚫	⚫
Other
Engineering / Technology		⚫		⚫
Legal			⚫					⚫
Innovation / Entrepreneurship	⚫	⚫		⚫	⚫	⚫	⚫	⚫	⚫
Demographics
Gender	F	F	M	M	M	M	M	M	M
Racially/Ethnically Diverse					⚫			⚫

OUR DIRECTORS
Set forth below are the names of, and certain information as of March 13, 2026 with respect to, the three nominees for election as Class II directors and the other current members of the board of directors serving in 2026. C. Christopher Gaut, who previously served as a Class I director, retired from the board of directors effective May 8, 2025.
Nominees - Class II Directors

 Evelyn M. Angelle – Age: 58, Positions: Audit Committee Chairperson; Nominating, Governance and Sustainability Committee, Member

Ms. Angelle was appointed as a FET director in February 2011 and currently serves as the Chairperson of the Audit Committee and a member of the NG&S Committee. Ms. Angelle also serves as a member of the board of directors, Chairperson of the Audit Committee and member of the Health, Safety and Environment Committee of Bird Construction Inc., a publicly-traded Canadian construction and maintenance company. Ms. Angelle also serves as a member of the Board of Managers and Chair of the Audit Committee of AMP Americas II Parent, LLC, a privately-held renewable natural gas company. Until 2025, Ms. Angelle also served as a member of the Board of Directors and as a member of the Audit Committee of STEP Energy Services, Ltd., a publicly-traded oilfield services company providing specialized coiled tubing and hydraulic fracturing services. She served as Executive Vice President and Chief Financial Officer of BJ Services, a provider of North American land pressure pumping services, from January 2017 to November 2017. From November 2017 to the present, Ms. Angelle has been a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President – Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From April 2003 to December 2013, Ms. Angelle served in various finance and accounting roles for Halliburton, including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations.
Before joining Halliburton in 2003, Ms. Angelle worked for fifteen years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation services to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant. She is National Association of Corporate Directors ("NACD") Directorship Certified and holds the NACD Certificate in Cyber-Risk Oversight. Ms. Angelle serves on various charitable organizations, including on the board of directors and on the executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA.
The board of directors selected Ms. Angelle because of her professional experience and her particular knowledge in financial, internal controls and public company disclosure compliance. In addition, she brings to the board of directors added judgment about supply chain, investor relations, the financial management of large oilfield service corporations and renewable energy. Furthermore, Ms. Angelle's significant experience championing diversity initiatives provides our board of directors with a valuable perspective on important human capital issues relevant to our Company. She is financially literate and considered by our board of directors to be an audit committee financial expert.
John A. Carrig – Age: 74, Positions: Nominating, Governance and Sustainability Committee, Chairperson; Audit Committee, Member

Mr. Carrig was appointed as a FET director in July 2011 and currently serves as the Chairperson of the NG&S Committee and as a member of the Audit Committee. He retired from ConocoPhillips in March 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips’ management committee as Senior Vice President and Treasurer. From 1996 to 2000, he was Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994. He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig served on the board of directors of WPX Energy, Inc., a public oil, natural gas and natural gas liquids producer, prior to its merger with Devon Energy in January 2021.

The board of directors selected Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services companies. As a result of his significant professional experience and particular knowledge in finance, accounting, treasury and tax, he is financially literate and considered by our board of directors to be an audit committee financial expert.
Neal A. Lux – Age: 50, Positions: President and Chief Executive Officer

Mr. Lux was appointed as President and Chief Executive Officer of FET and a member of our board of directors in February 2022. Mr. Lux previously served as FET’s Executive Vice President and Chief Operating Officer from December 2020 to February 2022. From January 2009 to December 2020, Mr. Lux held various operations roles of increasing responsibility with FET and its subsidiaries, including Executive Vice President – Operations; Senior Vice President - Completions; Managing Director – Global Tubing; and President – Global Tubing. He holds a B.S. in Industrial Engineering from Purdue University.
The board of directors selected Mr. Lux because of the length and breadth of his experience in the oil and gas industry, and the perspectives he brings as a result of his long service with the Company in a variety of leadership roles; operational and financial expertise in the oil and gas industry; and knowledge of the demands and expectations of our customers, employees and other stakeholders.
Class I Directors

Leslie A. Beyer – Age: 50, Positions: Nominating, Governance and Sustainability Committee, Member; Compensation & Human Capital Committee, Member

Ms. Beyer was appointed as a FET director in January 2026 and currently serves as a member of the NG&S Committee and Compensation & Human Capital Committee. She previously served as a FET director from December 2023 to September 2025. In September 2025, Ms. Beyer was appointed and confirmed by the U.S. Senate to serve as Assistant Secretary of Land and Minerals Management at the U.S. Department of the Interior, at which point she retired from service as an FET director. Ms. Beyer previously served as a member of the board of directors of NexTier Energy, an integrated completions provider, from February 2023 until its merger with Patterson-UTI in September 2023. She also served on the board of directors of Patterson-UTI Energy, a provider of drilling and completion services to oil and natural gas exploration and production companies in the U.S. and other select countries, a position she held from September 2023 until September 2025. From 2014 to 2023, she served as the Chief Executive Officer of the Energy Workforce & Technology Council (the "EWTC"), the global energy technology and services association representing over 650,000 jobs in the energy workforce. She is a frequent speaker on issues facing the energy industry, including the global energy market, regulatory environment and energy expansion. Ms. Beyer has been an advocate for the energy services sector testifying before Congress and frequently appearing on national media outlets. She also previously served on the Advisory Board of Veriten, an energy advisory firm, and as an Advisory Board member at the University of North Carolina Kenan-Flagler Business School Energy Department. In her early career, Ms. Beyer distinguished herself in Washington, D.C. serving in policy and public affairs roles in the U.S. Senate, Presidential campaigns, The White House Executive Office of the President and U.S. State Department. After government service, Ms. Beyer began a career in advocacy as Director, Member and Board Relations with the National Association of Manufacturers..
The board of directors selected Ms. Beyer because of her knowledge of the energy services sector; significant public policy, government and energy advocacy experience; and service as a board member of other public companies. Ms. Beyer has an entrepreneurial mindset and is a recognized leader in diversity and new energy solutions development.

Louis A. Raspino, Jr. – Age: 73, Positions: Compensation and Human Capital Committee, Chairperson

Mr. Raspino was elected as a FET director in January 2012 and currently serves as the Chairperson of the Compensation and Human Capital Committee. He also currently serves as a director, audit committee member, and compensation committee Chairperson of Tidewater Inc., a public owner and operator of offshore support vessels in the energy industry. In addition, he serves as a director and member of the compensation committee, investment committee and finance committee, and audit committee Chairperson, of American Bureau of Shipping, a private ship classification company. He served as Chairman of Clarion Offshore Partners, LLC, a Blackstone affiliate, from October 2015 to October 2017. Mr. Raspino has been a private investor and consultant from June 2011 to the present. He was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. Mr. Raspino joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino holds a certificate in cybersecurity.
The board of directors selected Mr. Raspino because of his significant experience as an executive officer of other energy companies; service as a member of other boards of directors; operational, strategic and financial expertise in the oil and gas business; financial literacy and status as an audit committee financial expert. In addition, in connection with his service as a senior executive officer, Mr. Raspino oversaw the implementation of programs designed to promote equality and to develop a culture of inclusiveness.
Mark W. Smith – Age: 55, Positions: Audit Committee; Member; Compensation and Human Capital Committee, Member

Mr. Smith was appointed as a FET director in June 2025 and currently serves as a member of the Audit Committee and the Compensation & Human Capital Committee. He also serves as a member of the board of directors and as audit committee chairperson of Powell Industries, a publicly traded manufacturer of custom-engineered equipment and systems that distribute, control and monitor electrical energy. Mr. Smith has over thirty years of experience, with fifteen years in distributed, industrialized services supporting the energy industry, and fifteen years in auditing and consulting in the United States and internationally. He served as Chief Financial Officer of Helmerich and Payne (H&P), a U.S. land drilling contractor, from June 2018 until his retirement in August 2024. Mr. Smith acted as a Senior Advisor to H&P’s executive team from August 2024 through December 2024. In his role as Chief Financial Officer, Mr. Smith was responsible for Finance and Treasury, Investor Relations, Risk Management, Accounting, Tax and Supply Chain. Prior to joining H&P, from 2009 until its merger in 2017, Mr. Smith served in several leadership positions, including Vice President of Corporate Services, Chief Accounting Officer, and ultimately Chief Financial Officer for Atwood Oceanics, an international offshore drilling company. From 1993 to 2009, Mr. Smith held various auditing and consulting professional services roles, including with Arthur Andersen and PricewaterhouseCoopers. During that time, he led attestations for public audit clients and consulted on organizational structure and process efficiency for administrative functions. Mr. Smith is a Certified Public Accountant and earned a Bachelor of Business Administration and Master of Business Administration from Baylor University.
The board of directors selected Mr. Smith to serve as a director because of his significant professional experience leading large finance and accounting organizations, and overseeing attestations for international publicly traded companies. In addition, Mr. Smith possesses extensive knowledge of the oil and gas industry, particularly oilfield services. He is financially literate and considered by our board of directors to be an audit committee financial expert.

Class III Directors

Aron H. Marquez – Age: 43, Positions: Compensation and Human Capital Committee, Member; Nominating, Governance and Sustainability Committee, Member

Mr. Marquez was appointed as a FET director in June 2025 and currently serves as a member of the Compensation & Human Capital Committee and Nominating, Governance and Sustainability Committee. He also currently serves as Executive Chairman of Wildcat Oil Tools, LLC, an international oil field services and technology company. Mr. Marquez founded Wildcat Oil Tools in 2012 and served as its Chief Executive Officer until becoming the company's Executive Chairman in January 2023. In 2009, Mr. Marquez founded St. Andrews Royalties LLC, an oil and gas royalty company, for which he serves as President. Prior to founding these companies, Mr. Marquez held various roles from 2004 to 2009 at Nabors Industries, including District Manager overseeing the company's well servicing operations in West Texas and New Mexico. In 2019, Mr. Marquez founded Flecha Azul Tequila LLC, a premium tequila company, and continues to be active in the company's management following its expansion through a joint venture with industry professionals in 2021. Mr. Marquez is also the co-founder of Free Rein Coffee Co., a premium coffee that is sold nationwide and expanding internationally. He serves on the the First Tee of West Texas board of directors. Mr. Marquez previously served on the Midland Community Hospital Advisors Board, and the board of directors of the Midland YMCA and the United Way of Odessa. Mr. Marquez holds a Bachelor of Arts in Organizational Leadership degree from the University of Oklahoma.
The board of directors selected Mr. Marquez to serve as a director because of his senior executive level experience, particularly as Chief Executive Officer. In addition, his service as a member of other public company boards of directors; entrepreneurial mindset; and operations expertise make him well suited to serve as an FET director.
Michael McShane – Age: 71, Positions: Chairman of the Board; Compensation and Human Capital Committee, Member

Mr. McShane was appointed as a FET director in September 2010 and currently serves as a member of the Compensation and Human Capital Committee and Chairman of the Board. He is also currently Chairman of the Board of NCS Multistage, a public provider of various downhole completion tools and technologies, a position he has held since 2012. Mr. McShane formerly served as an Operating Partner to Advent International, an international private equity fund, a role he held from September 2009 through 2018. Mr. McShane was a director of Spectra Energy Corp, a natural gas infrastructure company, from April 2008 until February 2017; and served as a director of Enbridge, Inc., an energy infrastructure company, following the completion of Enbridge’s acquisition of Spectra Energy Corp in February 2017 until October 2018. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012 and served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, from the completion of Superior Energy Services’ acquisition of Complete Production Services in February 2012 until February 2021. Mr. McShane also previously served as a director of Oasis Petroleum Inc., a public exploration and production company, from May 2010 until November 2020.
Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

The board of directors selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as his relationships with chief executives and other senior management at oil and natural gas companies, and oilfield service companies throughout the world. Mr. McShane is financially literate and qualifies as an audit committee financial expert. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield services industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. In addition, Mr. McShane’s service on the board of directors of other listed companies informs his ability to act as our Lead Independent Director. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.
Paul E. Rowsey III – Age: 71, Positions: Compensation and Human Capital Committee, Member; Audit Committee, Member

Mr. Rowsey was appointed as a FET director in November 2021 and currently serves as a member of the Audit Committee, and the Compensation and Human Capital Committee. He is the founder and Chairman of E2M Partners, LLC, a sponsor and manager of private real estate equity funds, a role he has held since November 2004, and previously served as the managing partner. He also serves as a member of the board of directors and chair of the audit committee of Invesco Real Estate Income Truest Inc., a public, commercial real estate REIT. Mr. Rowsey is the former Executive Chairman of the Board of JLB Partners, a national developer, builder and manager of Class A multi-family assets in select markets in the United States. He previously served as Non-Executive Chairman of Valaris plc, a publicly traded offshore driller contractor, and its predecessor, Ensco plc. Mr. Rowsey was also formerly the President and Chief Executive Officer of Compatriot Capital from May 2011 to September 2017. He brings a wealth of experience overseeing sustainability and human capital matters to our board of directors as a result of his service on the Board of Trustees of a public school system, work with Cherokee Nation officials to improve educational opportunities for Native Americans, and direct work as a private company board member to address racial and gender initiatives. Mr. Rowsey is a graduate of Duke University and Southern Methodist University School of Law, and he is a citizen of the Cherokee Nation.
The board of directors selected Mr. Rowsey because of his extensive knowledge of the oil and gas industry; his expertise in financial, business and legal matters, including his experience as the President and Chief Executive Officer of Compatriot Capital, Inc.; his experience as the founder and the managing partner of E2M Partners; his extensive negotiating experience in complex business transactions; and his general business acumen. He is financially literate.

DIRECTOR COMPENSATION
The Compensation and Human Capital Committee periodically engages Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, to conduct a market-based director compensation study. In December 2025, the study prepared by Meridian indicated that total non-executive director compensation was positioned competitively with the applicable market median. After considering this and other factors, the Compensation and Human Capital Committee determined that it was appropriate not to recommend any changes to the level of non-employee director compensation for 2025. Accordingly, the 2025 non-employee director compensation program consisted of the following retainers:

Retainer ($)
Annual Retainer	70,000
Chairman of the Board Fee	100,000
Lead Independent Director Fee	20,000
Committee Retainers:
Chairperson of the Audit Committee	20,000
Other Members of the Audit Committee	10,000
Chairperson of the Compensation and Human Capital Committee	15,000
Other Members of the Compensation and Human Capital Committee	7,500
Chairperson of the NG&S Committee *	10,000
Other Members of the NG&S Committee	5,000
*For 2026, this retainer was increased to $12,000.
For 2025, the board of directors provided $70,000 of the Annual Retainer in cash and $150,000 in the form of an award of restricted stock or restricted stock units (“RSUs”), as elected by the director, to further align each director’s interests with those of our other stockholders. Such awards vest in full on the first anniversary of the date of grant, and directors receiving RSUs may elect to defer settlement of all or a portion of such awards through their separation from service or the earlier of their separation from service and an elected year of settlement. In accordance with non-employee director program, on March 5, 2025, each non-employee director then-serving (other than Mr. Gaut and Ms. Beyer) received a grant of 8,557 shares of restricted stock or 8,557 RSUs, and each of Messrs. Marquez and Smith received a grant of 3,855 shares of restricted stock following their appointments on June 13, 2025, reflecting a pro-rated equity grant of approximately $75,000.
All of our directors remain subject to our Stock Ownership Requirements Policy, which requires them to hold at least $210,000 of the Company’s common stock or other eligible forms of beneficial ownership. As of December 31, 2025, all of our directors were in compliance with the Stock Ownership Requirements Policy or within the five-year grace period afforded by the policy for them to obtain compliance. Pursuant to the Stock Ownership Requirements Policy, if a director has satisfied the policy’s requirements on a prior determination date, a decrease in the applicable closing stock price following such date does not cause a director to be non-compliant with the policy. The board of directors evaluates each director's stock ownership levels on an annual basis and utilizes the prior year's average stock price for purposes of measuring the value of a director’s stock ownership under the Stock Ownership Requirements Policy.

The following table provides information on FET’s compensation for non-executive directors in 2025. Mr. Lux does not receive any additional compensation for his service as director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Evelyn M. Angelle	95,000	150,004	—	245,004
Leslie A. Beyer (2)	174,375	—	—	174,375
John A. Carrig	90,000	150,004	—	240,004
C. Christopher Gaut (3)	105,000	—	5,864	110,864
Aron H. Marquez (4)	41,250	75,018	—	116,268
Michael McShane	157,500	150,004	—	307,504
Louis A. Raspino, Jr.	85,000	150,004	—	235,004
Paul E. Rowsey III	87,500	150,004	—	237,504
Mark W. Smith (4)	43,750	75,018	—	118,768
(1)     The amounts in this column reflect the grant date fair value of grants of restricted stock and RSUs, as determined in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value of shares of restricted stock and RSUs issued in 2025 was $17.53 (for the awards granted on March 5, 2025) or $19.46 (for the awards granted on June 13, 2025) per unit based on the closing price of a share of our common stock on the date of grant. For additional information, see Note 14 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2025. As of December 31, 2025, (i) each of Ms. Angelle, Mr. McShane, Mr. Raspino and Mr. Rowsey held 8,557 shares of restricted stock; (ii) each of Mr. Marquez and Mr. Smith held 3,855 shares of restricted stock; (iii) Ms. Angelle held 1,600 vested but unsettled RSUs that are subject to deferred settlement (on the earlier of (A) 10 years following the date of grant or (B) separation from service; and, (iv) Mr. Carrig held 8,557 unvested RSUs and 11,889 vested but unsettled RSUs that are subject to deferred settlement.
(2)     On September 18, 2025, Ms. Beyer resigned as a director in connection with her confirmation as Assistant Secretary of the Interior for Lands and Minerals Management at the U.S. Department of the Interior. Ms. Beyer was reappointed as a director effective January 12, 2026 following her retirement from her federal government service.
(3)     Mr. Gaut retired as a director effective May 8, 2025.
(4)     Messrs. Marquez and Smith were appointed as directors effective June 13, 2025.

CORPORATE GOVERNANCE
We are committed to adhering to sound principles of ethical conduct and good corporate governance and pay practices. We believe that our practices reflect good compensation, governance and market practice.
Core Values. Our Core Values of No One Gets Hurt, Integrity, Customer Focus and Good Place to Work are the foundation of our Company’s culture. It is the belief of our board of directors and management that by adhering to these values we are able to protect the Company’s reputation and maximize stockholder value. Our Core Values are meant to inform the way that we do business, establish the framework for our governance programs and dictate the way management is expected to interact internally and externally.
Board of Directors. The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee, Compensation and Human Capital Committee, and NG&S Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees from time to time. During 2025, the board of directors held four meetings. Each director attended at least 90% of the aggregate total number of meetings of the board of directors and committees on which he or she served. Directors are expected to attend all meetings of the board of directors and committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. Each of our then-serving directors attended the 2025 Annual Meeting of Stockholders.
Board Culture. The board of directors has established and continues to focus on developing a culture that results in the arrival at decisions through meaningful and robust discussion, where all views are considered and readily challenged. It is the belief of our board of directors that a strong culture affects all facets of the organization. The directors also strive to hold management to the highest standards and challenge them to maximize stockholder value and maintain adherence to our Core Values.
Code of Conduct. Our board of directors has adopted a Code of Conduct (the “Code of Conduct”), which applies to all of our directors, officers, employees and others working on FET’s behalf. The Code of Conduct describes the responsibility of these individuals to comply with the legal and ethical requirements governing our business conduct, including:
•    Protecting our assets and those of our customers;
•    Fostering a safe and healthy work environment;
•    Dealing fairly with customers and other third parties;
•    Conducting international business properly;
•    Reporting misconduct;
•    Guarding employees from harassment and retaliation; and
•    Environmental, social and governance matters.
On an annual basis, specifically identified employees are requested to complete a questionnaire. The questionnaire is designed to audit internal compliance with the Company’s Code of Conduct. All questionnaire responses are reviewed and investigated by a committee under the supervision of our General Counsel. The Code of Conduct is supplemented by our other corporate policies, including our Financial Code of Ethics, which sets forth the ethical principles by which our principal executive officer (“CEO”), principal financial officer (“CFO”), principal accounting officer (“PAO”), controllers and other senior financial and accounting officers are expected to conduct themselves when carrying out their duties and responsibilities.
Any waivers to our Code of Conduct or Financial Code of Ethics can only be made by the board of directors or a committee thereof. Any amendment to, or waiver from, a provision of the Code of Conduct or Financial Code of Ethics that (i) applies to our CEO, CFO, PAO, controllers or other persons performing similar functions to the foregoing, and (ii) relates to any element of the code of ethics definitions, as enumerated in Item 406(b) of SEC Regulation S-K will be posted on the Company’s website at www.f-e-t.com within four business days following the date of the amendment or waiver. There have been no waivers of the Code of Conduct or Financial Code of Ethics.

Directors, officers and specifically identified employees are required to annually certify that they have read, understand and will comply with the Code of Conduct. The Code of Conduct and the Financial Code of Ethics are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.
Executive and Director Stock Ownership Requirements. To further align the interests of our directors and executive officers with the long-term interests of stockholders, our Stock Ownership Requirements Policy requires our executive officers and non-executive directors to own shares equal to specified amounts of our common stock, set at a multiple of the directors’ base annual cash retainer or the officers’ base annual salary, in each case, in effect as of January 1 of each applicable year. Targets are based on multiples of annual retainer or base salary. The ownership levels required under the Stock Ownership Requirements Policy are as follows:

Role	Multiple
CEO	5x
Non-executive director	3x
Executive Vice President	2x
Senior Vice President	1x
All directors are expected to reach the requisite level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company) and officers are expected to reach this level of target ownership within the later of five years after becoming subject to the policy, or three years after a promotion to a higher target multiple. Fully vested shares of stock, restricted stock, RSUs (including deferred stock units), earned but unvested performance shares and certain shares owned by key stockholders affiliated with such directors are counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options and SARs and unearned performance shares are not counted. An officer who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, and must retain shares received upon exercise net of shares sold to cover the exercise price or taxes, as applicable. Each of our directors and named executive officers satisfies the stock ownership requirements set forth in the policy or are within the three- or five-year grace period. Pursuant to the Stock Ownership Requirements Policy, if an executive or director has satisfied the policy’s requirements on a prior determination date, a decrease in the applicable closing stock price following such date is not considered to result in non-compliance on a subsequent determination date. Given the significant value of shares required to be held, we believe the policy is effective in aligning the interests of our directors and named executive officers with those of our stockholders without imposing a minimum holding period after vesting.
Clawback Policies. In addition to the recoupment provisions of our short-term cash incentive compensation program and our stock incentive plan, we maintain a clawback policy that is intended to comply with the requirements of NYSE Listing Standard 303A.14 implementing Rule 10D-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event FET is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, FET will recover the excess incentive-based compensation received by any covered executive, including our named executive officers, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition, we have an existing clawback policy pursuant to which cash and equity awards to executive officers are subject to recoupment or clawback tied to a financial restatement resulting from fraud or willful misconduct.

Corporate Governance Guidelines. The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines (the “Corporate Governance Guidelines”) that it believes are consistent with our Core Values, and that assist the board of directors in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and its committees, and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and, as appropriate, revises the Corporate Governance Guidelines to confirm that they reflect the board of director’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our website at www.f-e-t.com under “Corporate Governance” in the “Investors” section.

❖ Eight of our nine current directors are independent. Mr. Lux does not qualify as an independent director given his service as our current President and Chief Executive Officer.
❖ Three directors have been formally designated by our board of directors as audit committee financial experts, two other directors would qualify as such, if so designated, and all of our directors would qualify as financially literate, if so designated.

❖ We have five directors who have served or are serving as a Chief Executive Officer and five directors who have served as a Chief Financial Officer.
❖ We believe our board of directors encompasses a diverse mix of perspectives, experiences, geography, gender, and race/ethnicity. To that end, two of our directors are female (one of whom chairs our Audit Committee) and two of our directors are racially/ethnically diverse. As of March 13, 2026, 50% of our non-executive board member seats were held by individuals of under-represented categories on public company boards.

Director Independence. Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Compensation and Human Capital Committee must qualify as “independent directors” in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all Audit Committee members also satisfy the criteria for independence under applicable provisions of the Exchange Act and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all facts and circumstances it deems relevant in making independence determinations.
Our board of directors has affirmatively determined that eight of our directors (Mses. Angelle and Beyer, and Messrs. Carrig, Marquez, McShane, Raspino, Rowsey and Smith) qualify as “independent directors” in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Compensation and Human Capital Committee qualifies as “independent” under the heightened NYSE independence standards for members of those committees and applicable SEC rules. Mr. Lux does not qualify as independent given his current service as our President and Chief Executive Officer.
In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s listing standards, our Corporate Governance Guidelines, and the additional standards established for members of audit committees and compensation committees.
During 2025, FET did not use corporate funds for the purpose of political advocacy or campaign contributions. Corporate funds were also not directed to trade organizations with the intent to influence legislation.
Board Leadership Structure. Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. The roles of Chief Executive Officer and Chairman are currently separate, with Mr. McShane serving as Chairman of the Board, and Mr. Lux serving as our current President and Chief Executive Officer. The board of directors currently believes separating these roles allows Mr.

Lux to focus on the day-to-day-management of the business and on executing our strategic priorities, while also allowing the Chairman of the Board to focus on providing guidance to our Chief Executive Officer, driving accountability at the Board level, and setting the agenda for Board meetings. The board of directors believes that its programs for overseeing risk, as described under “Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the risk oversight function of the board of directors did not significantly impact its selection of the current leadership structure.
Executive Sessions. The non-management directors meet regularly in executive session without management participation before and/or after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. As Chairman of the Board, Mr. McShane presides over these meetings of the independent directors. In 2025, our board of directors held at least one executive session at each of its regularly scheduled meetings.
Board’s Role in Risk Oversight. Our board of directors is actively involved in oversight of risks that could affect us and in making regular assessments of risk a priority. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for the general oversight of risks, including strategic risks. The risks described in this section include those formally monitored at a board of directors or committee level but do not represent a complete list of all areas that are considered and addressed from time to time by the board of directors and its committees. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the SEC. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, regulatory and accounting compliance, and litigation. Similarly, the Compensation and Human Capital Committee, and Nominating, Governance and Sustainability Committee, provides oversight of risk is areas delegated by the Board, including compensatory practices and governance. Our board of directors satisfies its oversight responsibility by receiving thorough reports from the chairperson of each Committee regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for the oversight of particular risks. Management has established an enterprise risk management process that includes key leaders within the organization and that is reviewed on an annual basis by the Audit Committee to provide for consistency of risk considerations in making business decisions. Under this framework, management assesses the likelihood and potential impacts of risks within the next three years, and annually reassesses the risk environment. As part of the process that has been implemented, risks impacting the Company, including risks related to human capital, financing, intellectual property and technology, supply chain, macroeconomics, and environmental, social and governance matters, are taken into consideration and presented to the Audit Committee. In addition, we have an independent internal audit department reporting directly to the Audit Committee that reviews adherence to established policies, procedures and accounting controls.
The Compensation and Human Capital Committee oversees risks related to our compensation programs and management retention matters. An independent compensation consultant is under retainer by the committee to review compensation and regulatory risks and trends.
The NG&S Committee oversees the composition and leadership structure of the board of directors; corporate governance risks; our sustainability disclosures; information technology matters, including our cybersecurity program; and our overall risk management framework. With the NG&S Committee’s oversight, we developed a Sustainability Report. These disclosures are published on our website at https://f-e-t.com/sustainability/. The inclusion of information in our Sustainability Report should not be construed as a characterization of the materiality or financial impact of that information with respect to us or for purposes of any of our SEC filings. The Company has a Chief Compliance Officer who reports functionally directly to the Chief Executive Officer. Responsibilities of the Chief Compliance Officer include quarterly presentations to the Audit Committee regarding regulatory compliance, litigation, and allegations of misconduct and presentations to the board of directors regarding certain litigation, regulatory and other material matters. The General Counsel and Chief Compliance Officer also provides quarterly reports to the Board of Directors regarding material risks to the Company.
Information Security. Maintaining and protecting the Company's information and trade secrets is of utmost importance. Our board of directors has delegated the primary responsibility to oversee cybersecurity matters to the Audit Committee. The Audit Committee regularly reviews the measures implemented by the Company to identify and mitigate data protection and cybersecurity risks. As part of such reviews, the Audit Committee receives reports and presentations from members of our team responsible for overseeing the Company’s cybersecurity risk management, including senior members of our IT, Finance and Accounting, and Legal teams. We also regularly engage consultants to assist with assessing, identifying, and managing cybersecurity risks and optimize infrastructure. Our internal cybersecurity team conducts periodic security awareness training for employees. The Company maintains cybersecurity insurance to defray costs associated with an information security breach. There have been no information security breaches in the past three years that have had a material effect on our business strategy, results of operations or financial condition. For more information on our cybersecurity risk management, strategy and governance, see “Item 1C. Cybersecurity” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors as a group or the non-management directors as a group or individually (including to the Lead Independent Director) by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of: John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. All such communications will be conveyed to the Chairman of the Board, the full board of directors, the specified non-management director or the non-management directors as a group, as applicable.
Trading, Hedging and Pledging Matters. We have adopted an insider trading policy (the “Insider Trading Policy”) that governs the purchase and sale of, and other transactions in, our securities and that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards applicable to the Company. Our Insider Trading Policy applies to all directors, officers, and employees of the Company who receive or are aware of material, non-public information regarding (i) the Company and (ii) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, competitors, vendors and suppliers, obtained in the course of employment by or in association with the Company. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in short-term (i.e., short-swing trading) or speculative transactions involving Company stock. Our Insider Trading Policy prohibits the purchase or sale of puts, calls, options and other derivative securities based on Company stock. Our Insider Trading Policy also prohibits short sales, margin accounts, hedging transactions, pledging of Company stock as collateral and, with the exception of Rule 10b5-1 trading plans as noted below, standing orders placed with brokers to sell or purchase Company stock. Our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Company stock while in possession of material, non-public information. As such, and in addition to our pre-clearance procedures, our directors, executive officers and certain other employees may only buy or sell Company securities in the public market during specified periods approved by the General Counsel. However, we do permit our directors and employees to adopt and use Rule 10b5-1 trading plans. This allows directors, officers and employees to sell and diversify their holdings in Company stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material non-public information concerning the Company, and thereafter sell shares of Company stock in accordance with the terms of their stock trading plans. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our 2025 10-K.
Sustainability Commitments.
In addition to receiving regular reports regarding the Company’s overall safety performance and the actions being taken to achieve the highest level of safety for our employees and customers, the NG&S Committee oversees the Company’s environmental programs and policies. We believe our environmental programs and policies are appropriate for our size, maturity as a publicly traded company and financial capacity. We regularly assess the size and adequacy of our environmental program. We have allocated additional resources to provide a greater level of focus on the improvement of our environmental initiatives. Through these additional resources, we have focused our attention on the Company’s carbon footprint, continued compliance in jurisdictions where we operate and the implementation of environmental programs. We have established an enterprise level environmental policy and we continue to encourage our suppliers to place greater emphasis in this area.

In 2025, there were no reportable spills of hazardous waste as defined by the Environmental Protection Agency’s regulations. In 2025, we published our Sustainability Report covering fiscal year 2024. We are not an “extractive company” and, therefore, do not make payments to governments to unlock wealth from the ground.
As we look ahead, we believe the development of technology that can be utilized by our customers will provide the greatest positive impact on the environment. FET currently manufactures products and equipment, that can improve the energy efficiency and lower the carbon footprint of our customers. In addition, we are taking steps to invest in technologies that further achieve the goal of reducing methane and other greenhouse gas emissions.
The safety of our employees and customers is our first priority. It is our goal that “No One Gets Hurt,” which is one of our Core Values. Each of our employees is empowered to request a “Stop Work” in the event that they observe an unsafe working environment. In order to further enhance our safety program, we initiated a system to track near-misses and first-aid incidents. In addition, we continue to include safety as a performance measure in our short-term incentive plan in order to further incentivize safe conduct. In 2025, we achieved a Total Recordable Incident Rate ("TRIR") of 0.98 and Perfect Days of 73%. Perfect Days are defined under the plan as those days without a recordable, first aid or environmental incident; property damage; or a motor vehicle accident. The percentage of Perfect Days is equal to the number of Perfect Days divided by 365.
We are also focused on the ethical procurement of products and materials through our supply chain management program. Through our Human Rights Policy Statement and Supplier Code of Conduct, we are focused on ensuring that we and our suppliers protect the human rights of our employees and contractors. It is our expectation that the Human Rights Policy Statement and Supplier Code of Conduct will serve as the backbone for further improvements in this area going forward.
We are also focused on creating value for our stockholders through our commitment to the communities in which we operate. Furthermore, we are committed to the professional growth of our employees. Through the Company’s succession planning program, our board of directors periodically receives a report regarding the development of high potential employees and actions that are being taken to further their professional development.
Conflict Minerals Policy. Our Conflict Minerals Policy (the “Conflict Minerals Policy”) is another part of our commitment to being a responsible corporate citizen and complying with SEC regulations requiring publicly traded companies to file annual reports disclosing certain “conflict minerals” (defined as tin, tungsten, tantalum and gold, or their derivatives) that originate from the Democratic Republic of Congo and its adjoining countries and that are necessary to the functionality of products we manufacture or contract to manufacture. We are committed to the responsible sourcing of materials, products and components and to exercising diligence over our sourcing practices so as not to support human rights abuses. We have taken steps to establish a due diligence framework and compliance program and have implemented the Conflict Minerals Policy across the Company. We also communicate to our suppliers our expectation that they will cooperate with our efforts in this area. A copy of the Conflict Minerals Policy is available on our website at www.f-e-t.com under “Corporate Governance” in the “Investor” section.

Stockholder Engagement and Investor Outreach. During the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year. During 2025, management had engagements with stockholders representing approximately 73% of the approximately 6.8 million shares outstanding not passively held nor held by investors not required to file ownership information. A key area of focus among our stockholders was for the Company to distribute cash to shareholders. Pursuant to the Company's board of directors authorized $75 million program, $35 million was returned to shareholders in 2025 through stock repurchases.
Director Overboarding Policy. Our Corporate Governance Guidelines require that ordinarily, directors may not serve on the boards of more than five public companies, in addition to FET’s board of directors, and directors who are executive officers of public companies may not serve on the boards of more than one other public company, in addition to FET’s board of directors. To help the board of directors monitor compliance with our overboarding policy, directors who are considering joining other boards are required to advise the Chairman of the Board and the Chairman of the NG&S Committee in advance of accepting any such other board membership. Throughout the year, we also monitor our directors’ time commitments and in considering each director nominee for appointment or reappointment at the annual meeting of stockholders, the NG&S Committee took into account each director’s public company leadership positions and other outside commitments to assess the director nominees’ compliance with our overboarding policy. In applying our policy to our director nominees, we have determined that they are all in compliance with FET’s policy and none of the director nominees are overboarded. Our NG&S Committee reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional investors on an ongoing basis, as appropriate.
Organization of the Committees of the Board of Directors

Audit Committee. The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. John A. Carrig, Paul E. Rowsey III and Mark W. Smith. The board of directors has determined that Ms. Angelle and Messrs. Carrig and Smith are each an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee’s purposes are, among other things, to assist the board of directors with overseeing:
•The integrity of our financial statements;
•Our compliance with legal and regulatory requirements;
•The qualifications, independence and performance of, and selection process for, our independent auditors; and
•The effectiveness and performance of our internal audit function.
In addition, the Audit Committee has primary responsibility to oversee cybersecurity matters. The Audit Committee held eight meetings during 2025. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.
Compensation and Human Capital Committee. The Compensation and Human Capital Committee currently consists of Messrs. Louis A. Raspino, Jr. (Chairperson), Paul E. Rowsey III, Aron H. Marquez, Michael McShane, Mark W. Smith and Ms. Leslie A. Beyer. Each of Messrs. Raspino, Marquez, McShane, Rowsey, Smith and Ms. Beyer is a “non-employee director” as defined under Rule 16b-3 of the Exchange Act. The purposes of the Compensation and Human Capital Committee are, among others, to:
•    Review and approve corporate compensation goals and objectives relevant to the Company’s Chief Executive Officer and other executive officers;
•Review, modify (if necessary) and approve the Company’s executive compensation program in light of the Company’s goals and objectives relative to executive compensation;
•Evaluate, taking into account the Company’s compensation goals and objectives, the performance of the Company’s Chief Executive Officer and, in consultation with the Chief Executive Officer, the Company’s other executive officers;

•Make recommendations, based on such evaluations, to the independent members of the board of directors with respect to the compensation of the Company’s Chief Executive Officer and, in consultation with the Chief Executive Officer, set the compensation of the Company’s other executive officers, including the annual base salary levels; annual cash incentive awards; long-term incentive awards; employment agreements, severance arrangements and change-in-control agreements and provisions; and any special or supplemental benefits; and
•    Perform such other functions as the board of directors may assign to the Compensation and Human Capital Committee from time to time.
The Compensation and Human Capital Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. The Compensation and Human Capital Committee is also responsible for selecting and engaging an independent advisor on topics related to board of director and executive compensation and annually requires formal certification from the advisor of its independence. Three committee meetings were held during 2025. The board of directors has adopted a written charter for the Compensation and Human Capital Committee, which is available on our website at www.f-e-t.com as described above.
Nominating, Governance and Sustainability Committee. The NG&S Committee currently consists of Messrs. John A. Carrig (Chairperson), Aron H. Marquez, and Mses. Evelyn M. Angelle and Leslie A. Beyer. The purposes of the NG&S Committee are, among others, to:
•Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;
•Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;
•Advise as to the appropriate composition of the board of directors and its committees;
•Oversee sustainability matters, including through the review of relevant metrics, emerging trends, our overall performance, risks and opportunity assessments and management processes related to the Company’s sustainability program; and
•Perform such other functions as the board of directors may assign to the NG&S Committee from time to time.
The NG&S Committee establishes, and reviews and approves the criteria, of the annual evaluation for the board of directors, its committees, and the Chief Executive Officer. The NG&S Committee Chairperson and Chairman of the Board review the results of each of the evaluations and lead discussions with the board of directors on each evaluation. Following the board of director’s review of the Chief Executive Officer evaluation, the Chairman of the Board reviews the results with the Chief Executive Officer. In addition, the NG&S Committee receives a health and safety report from management at every regularly scheduled meeting.
The NG&S Committee held three meetings during 2025. The board of directors has adopted a written charter for the NG&S Committee, which is available on our website at www.f-e-t.com as described above. The NG&S Committee reports to the board of directors regarding the oversight responsibilities that have been delegated, including climate related risks and opportunities.
Director nominees are identified and considered for appointment to our board of directors after taking into consideration the individual's demonstrated record of leadership, financial and operations expertise, industry experience, demographics and any other skills deemed relevant. Although the board of directors does not have a formal diversity policy, the NG&S Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. As part of the search process for each new director, the NG&S Committee actively seeks out women and minority candidates to include in the pool from which director nominees are chosen (and affirmatively instructs any search firm the NG&S Committee engages to do so). From time to time, the NG&S Committee assesses the Company's effectiveness with regard to achieving diversity on the board of directors. Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the Company’s best interests and our stockholders, are also factors considered by the NG&S

Committee. When identifying potential director candidates, the NG&S Committee relies on any source available for the identification and recommendation of candidates, including current directors, officers and stockholders. In addition, the NG&S Committee from time to time may engage a third-party search firm to identify or evaluate or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee. The NG&S Committee also may engage a third-party to conduct a background check of the candidate. If the NG&S Committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described above.
If a stockholder wishes to recommend a director for nomination by the NG&S Committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance and Sustainability Committee, in care of John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. The recommendation should contain the following information:
•The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;
•The principal occupation or employment of the nominee;
•The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and
•Any other information the stockholder may deem relevant to the committee’s evaluation.
Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS
Procedures for approval of related person transactions

A “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•Any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•Any person who is known by us to be the beneficial owner of more than 5% of our common stock;
•Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and
•Any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, and (3) whether the transaction is material to us.

Transactions with our significant stockholders, directors and officers

On January 4, 2024 (the “Closing Date”), the Company consummated the acquisition (the “Variperm Acquisition”) of Variperm Holdings Ltd. (“Variperm”) for total consideration of approximately $150.0 million of cash and 2.0 million shares of the Company’s common stock (the “Shares”), subject to customary purchase price adjustments set forth in the related purchase agreement. As a result of the Variperm Acquisition, Variperm Energy Services Partnership (“Partnership”) and Slotting RemainCo Limited Partnership (“RemainCo” and, together with Partnership, the “Sellers”) each beneficially owned more than 5% of the Company’s outstanding common stock. Partnership received 1,034,343 shares of common stock and $45,746,368 in cash and RemainCo received 881,105 shares of common stock and $38,969,170 in cash in the Variperm Acquisition.
To fund a portion of the purchase price, the Company entered into a $60.0 million Second Lien Seller Term Loan Credit Agreement (“Seller Term Loan”) with the Variperm stockholders, including the Sellers, and certain other lenders on the Closing Date. In November 2024, the Company repaid in full the Seller Term Loan. The Seller Term Loan was to mature in December 2026 and interest was to accrue according to the following schedule: (i) 11.0% per year for the period commencing on the Closing Date through the first anniversary of the Closing Date, (ii) 17.0% per annum for the period commencing on the first anniversary of the Closing Date through the second anniversary of the Closing Date and (iii) 17.5% per annum for the period commencing on the second anniversary of the Closing Date through the maturity date. In connection with the finalization of purchase price adjustments, the principal amount of the Seller Term Loan was reduced by approximately $0.3 million.

On the Closing Date, the Company and the Sellers entered into an investor rights agreement providing for (i) a 180-day lock-up on transfers of the Shares after the Closing Date, subject to certain exceptions, (ii) customary registration rights under the Securities Act of 1933, as amended, (iii) a standstill and (iv) a voting agreement as to routine voting items at the 2024 Annual Meeting of Stockholders. The standstill and the voting agreement cease to apply to either Seller at the earlier of (a) the time such Seller beneficially owns less than 5.0% of the Company’s outstanding common stock or (b) two years from the Closing Date. The Sellers no longer have obligations under the standstill and the voting provisions because they no longer hold the requisite number of shares of the Company's outstanding common stock.
During 2024, a subsidiary of FET sold and purchased products and equipment to and from Endurance Lift Holdings LLC (“Endurance Lift”). FET recognized revenue and made payments in an aggregate amount totaling approximately $3 million in 2024 from such sales and purchases. Mr. John Schmitz, a former member of FET's board of directors, is the Chairman and Chief Executive Officer of Endurance Lift. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for FET.
During 2024, a subsidiary of FET sold equipment to Axis Energy Services, LLC (“Axis”). FET recognized revenue in an aggregate amount totaling approximately $0.6 million in 2024. Mr. Schmitz is Chairman of the board of directors of Axis. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for FET.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a “say-on-pay” vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement. We expect that our next say-on-pay vote following the 2026 Annual Meeting will be held at our 2027 Annual Meeting provided our board of directors does not change our annual say-on-pay frequency.
Our executive compensation program is designed to attract, motivate and retain our talented executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read the “Executive Compensation” section below for additional details about our executive compensation programs, including information about the fiscal year 2025 compensation of our named executive officers.
The Compensation and Human Capital Committee oversees the compensation program for our named executive officers with the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:
•Motivate our executives to achieve key safety, operating, and financial performance goals that enhance long-term stockholder value;
•Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and
•Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.
The above charts do not include Performance RSUs that vest upon achievement of minimum stock price thresholds and continuous service granted to executive management in 2025.

To support our compensation and governance philosophy, we have adopted the following “best practices”:

What We Do:		What We Don’t Do:
☑	Emphasis on Variable Compensation. 85% of Mr. Lux’s target compensation and an average of 76% of our other NEO’s target compensation is variable.		No Excise Tax Gross-Ups. As a matter of company policy, excise tax gross ups are not included in employment agreements or severance agreements.
☑	Long-Term Incentive Value Performance-Based. Half of the 2025 equity incentive opportunity for each of our NEOs is contingent upon relative TSR performance.
Prohibition on Hedging/Pledging. Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock.

☑	Clawbacks. Both our short-term cash incentive compensation program and our stock incentive plan have recoupment features, and we maintain a Rule 10D-1 clawback policy.		No Perquisites. We do not provide any material perquisites to our NEOs.
☑
Stock Ownership Requirements. Our NEOs and non-executive directors have specific minimum ownership obligations, including a requirement that our CEO must hold equity with a value of at least 5x his base salary.
☒
No Single Trigger Change-in-Control Benefits. Cash severance and accelerated vesting of equity incentives require both the consummation of a change-in-control and a qualifying termination of employment.

☑
Annual Compensation Risk Assessment. To confirm that our programs are designed to motivate strong performance without encouraging excessive and unnecessary risk-taking, we conduct annual assessments led by the Committee’s independent compensation consultant.
		☒	No Repricing. Our plans prohibit repricing or cash buyout of underwater stock options without stockholder approval.
☑
Independent Compensation Consultant. The Compensation and Human Capital Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.

We value the input of our stockholders, and appreciate the strong support that they have historically expressed for the design of our programs. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:
“RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the “Company”) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other narrative discussion in the proxy statement for the 2026 Annual Meeting of Stockholders of the Company.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation and Human Capital Committee. We expect, however, that our Compensation and Human Capital Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers. In accordance with the results of the advisory vote at our 2025 Annual Meeting of Stockholders on the frequency of the say-on-pay vote, our board of directors has currently adopted a policy of holding annual “Say-on-Pay” votes and thus, unless such policy is modified prior to our next annual meeting, the next advisory resolution to approve executive compensation after the annual meeting will be at our 2027 Annual Meeting of Stockholders.

Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION
Introduction
We are currently considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are permitted to provide more limited executive compensation disclosures, comprised of the tables and narrative that follow. Further, our reporting obligations extend only to the executives who served as our chief executive officer during the fiscal year and our two other most highly compensated executive officers as of fiscal year end. We refer to these three individuals, as listed below, as our “named executive officers” (“NEOs”) for the year ended December 31, 2025.

Name	Position
Neal A. Lux	President and Chief Executive Officer
D. Lyle Williams	Executive Vice President and Chief Financial Officer
John C. Ivascu	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Business Highlights
We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

In 2025, we accomplished the following under the direction of management:
•One-, two- and three-year total shareholder returns of 110%, 69% and 27%, respectively,
•Generated $80 million in free cash flow1; and,
•Repurchased $35 million of the Company’s common stock through open market purchases in accordance with management’s capital returns strategy.

Compensation Highlights
With respect to our 2025 compensation programs, the Compensation and Human Capital Committee generally maintained the structure of our 2024 compensation program and took several key actions impacting our NEOs, including the following:
•Granted performance awards tied to our absolute and relative total stockholder return (“TSR”) and Free Cash Flow (“FCF”), which constituted 50% of each NEO’s target long-term incentive compensation opportunity for 2025;
•Granted Performance RSUs that vest upon achievement of minimum stock price thresholds and continuous service; and
•Established challenging 2025 performance objectives under our annual cash-based Executive Management Incentive Plan, which paid out at 144% of target based on the financial and safety performance noted above.

1 See Appendix A for a reconciliation of GAAP to non-GAAP financial measures.

Summary Compensation Table for 2025

The following table provides information regarding the compensation awarded to or earned by our named executive officers in the prior two fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Neal A. Lux President and Chief Executive Officer	2025	717,769	4,232,105	1,196,463	17,000	6,163,337
	2024	696,154	3,334,693	1,013,879	17,250	5,061,976
D. Lyle Williams EVP and Chief Financial Officer	2025	502,385	1,762,349	619,408	17,500	2,901,642
	2024	485,231	1,491,250	546,079	17,250	2,539,810
John C. Ivascu EVP, General Counsel, Chief Compliance Officer and Corporate Secretary	2025	398,490	1,079,218	473,304	17,000	1,968,012
	2024	392,692	978,218	415,940	11,874	1,798,724
(1)The amounts in this column reflect the grant date fair value of time-based RSUs, and performance-based restricted stock units (“Performance RSUs”), as applicable, as determined in accordance with FASB Accounting Standards Codification Topic 718. The fair values of time-based RSUs granted in 2025 were $17.53 per unit; and $18.81 and $20.98 per unit granted in 2024, based on the closing price of a share of our common stock on the applicable date of grant. The grant date fair value of Performance RSUs granted in 2025 ranged from $13.90 to $24.32 per unit, which was determined as follows: (i) for the total stockholder return (“TSR”) Performance RSUs, using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $17.53; (b) simulation term of 3 years; (c) volatility of 45.69%; (d) a dividend yield of 0.00%; and (e) a risk free investment rate of 3.93%, (ii) for the free cash flow (“FCF”) Performance RSUs, based on the closing price of a share of our common stock on the applicable date of grant of $17.53, and (iii) for the stock price hurdle Performance RSUs, using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $17.53; (b) simulation term of 3 years; (c) volatility of 46.65%; (d) a dividend yield of 0.00%; and (e) a risk free investment rate of 3.93%. The grant date fair value of Performance RSUs granted in 2024 ranged from $16.53 to $22.46 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $18.81; (b) simulation term of 3 years; (c) volatility of 48.06%; (d) a dividend yield of 0.00%; and (e) a risk free investment rate of 4.61%. For additional information, see Note 14 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2025.
(2)    The amounts in this column reflect the Executive Management Incentive Plan award payments that we made to each individual for service in 2025 and 2024, which were paid during the first quarter of 2026 and 2025, respectively. The amounts reflected herein for 2024 reflect immaterial increases from the amounts reported in our proxy statement for the 2025 annual meeting and a corresponding increase to each named executive officer’s total compensation.
(3)    This column reflects Company matching contributions under the 401(k) Plan.

Elements of Total Direct Compensation for Our NEOs

The material elements of total direct compensation for 2025 for our NEOs are listed below, together with the objectives that we believe each element supports.

Element	Objectives
Base Salary
•Fixed annual cash salary paid to the executive	•Provides a competitive fixed payment to the executive for his or her service, experience and skill •Set at a reasonable level that allows us to attract and retain top talent
Short-Term Cash Incentive
•Cash bonus opportunity •Payable based upon achievement of annual financial and operational goals	•Aligns the compensation of executives with our annual financial and non-financial performance and achievement of adjusted EBITDA, free cash flow, safety and strategic business objectives
Long-Term Incentive Awards
•Equity-based incentive awards vesting over multiple years
•In 2025, we incentivized our NEOs through annual grants consisting of:
–50% Performance RSUs that vest over three years based on our absolute and relative TSR (25% of total annual grant), FCF performance (25% of total annual grant) and continuous service; and
–50% RSUs that vest ratably over three years based on continuous service
• In 2025, we also granted additional Performance RSUs that vest upon achievement of minimum stock price thresholds and continuous service

•Provides strong retention value with multi-year vesting
•Promotes alignment between our NEOs and stockholders by encouraging development of long-term equity ownership
•Aligns the compensation of our NEOs with our performance by linking payments directly to our absolute and relative stock price performance
•Incentivizes management to generate strong free cash flow through networking capital management and cost actions

Other Key Elements
•Participation in 401(k) Plan and health and welfare benefits •Severance benefits	•Designed to be market-competitive to allow us to attract and retain key talent

Base Salary

Base salary is the fixed annual compensation we pay to each NEO for performing specific job responsibilities and is based on the executive’s level of experience and requisite skills. It represents the minimum income an NEO may receive in any year. Base salaries are determined for each NEO annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we consider the executive’s position and responsibility as well as individual and company performance over the course of the prior year. The severance agreements we maintain with the NEOs (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers of no more than 10% of the executive’s base salary.

The table below sets forth each NEO’s base salary as of December 31, 2024 and 2025, together with the percentage increase. In February 2025, the base salary for each NEO was increased taking into consideration peer company data and the strong performance of our NEOs.

Executive	Base Salary as of December 31, 2024 ($)	Base Salary as of December 31, 2025 ($)	Percentage Increase (%)
Neal A. Lux	$700,000	$721,000	3.0%
D. Lyle Williams	$488,000	$505,000	3.5%
John C. Ivascu	$395,000	$410,000	3.8%
Executive Management Incentive Plan

Our Executive Management Incentive Plan (the “EMIP”) for 2025 was designed to incentivize and reward key executives having a significant impact on our achievement of overall corporate performance goals. The Compensation and Human Capital Committee, or board of directors in the case of Mr. Lux, approved each NEO’s target bonus opportunity for 2025 under the EMIP. The board of directors approved an increase in Mr. Lux’s target bonus opportunity from 110% of his base salary to 115% of his base salary. The following table sets out the target and maximum bonus levels for 2025 for our NEOs expressed as a percentage of the individual’s base salary earned during the year:

Executive	Target Bonus (% of 2025 base salary earned)	Max Bonus (% of 2025 base salary earned)
Neal A. Lux	115%	230%
D. Lyle Williams	85%	170%
John C. Ivascu	80%	160%

The 2025 EMIP has a built-in threshold such that no bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level, referred to as “over-achievement,” the participant is eligible to receive up to the maximum bonus in the table above (or 200% of the target bonus). The following graph summarizes the payout levels for the various achievement levels of the established performance goals.
EMIP Performance Metrics
Performance for the 2025 EMIP was measured in terms of adjusted EBITDA, safety, free cash flow and strategic objectives. These metrics were chosen because the Compensation and Human Capital Committee, and board of directors in the case of Mr. Lux, concluded that using adjusted EBITDA, free cash flow and strategic objectives as measures continues to align the interests of the executives with those of our stockholders. Safety, one of our Core Values, continues to be a measure given its importance to our employees, customers and to our reputation. The weightings for the four 2025 EMIP metrics were as follows, which reflects an equalization of the weightings of adjusted EBITDA (increased from 30% to 35%) and free cash flow (decreased from 40% to 35%) to align with the equal focus given to these measures by our stockholders. In addition, an increased focus on adjusted EBITDA provides the executives with the opportunity to generate higher free cash flow with proper net working capital management.

Performance Measure	Weighting
Adjusted EBITDA	35%
Free Cash Flow	35%
Safety
TRIR	5%
Perfect Days	5%
Strategic Objectives	20%
Adjusted EBITDA. The adjusted EBITDA measure was derived from the 2025 financial plan set by our board of directors. The calculation of the adjusted EBITDA measure takes into account adjustments for non-operating items in a manner consistent with FET’s earnings releases.
Free Cash Flow. The Free Cash Flow measure was derived from the 2025 financial plan set by our board of directors and is calculated as cash from operations, less capital expenditures, plus proceeds from sale of property and equipment.

Safety Performance. The safety measure was based one-half on the Company’s consolidated TRIR, which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The target was established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry. Threshold and over-achievement TRIR levels were set to create stretch goals for management. For purposes of calculating over-achievement, TRIR performance must be less than the approved target level.
The safety measure was also based one-half on the percentage of “perfect safety days.” A “perfect safety day” is defined as one in which there are no recordable or first aid safety incidents, motor vehicle accidents, environmental incidents or property damage. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line.
Strategic Objectives. The Strategic Objectives measure is intended to encourage an increased focus on key aspects of our business strategy. This measure is subject to the Compensation and Human Capital Committee’s, or the board of directors’, in the case of Mr. Lux, evaluation of performance and was based on the Company’s overall performance in respect of each measure. The strategic objectives established by the Compensation and Human Capital Committee and the board of directors, in respect of Mr. Lux, are set forth below along with the Compensation and Human Capital Committee or the board of directors’ assessment of each.

Strategic Objective	Description	Achievement
Acquisition Focus	Develop long-term corporate development framework.	Target

Safety	Develop and deploy programs to improve safety performance and culture, including implementing a behavior-based safety program across key locations and increasing our first hour incident reporting percentage.	Target

Employees	Prioritize the development of our employees and promote employee wellness.	Target

Customers	Progress the Company’s reputation for delivering exceptional customer service and delivering industry leading products.	Above Target

Innovation	Drive short- and long-term benefit from Winning Moves with differentiated products and commercial efforts to increase FET’s competitive advantage in targeted markets.	Above Target

2025 EMIP Payout
The table below sets forth the components and calculation of the total performance payout factor under our 2025 EMIP, including target, actual and weighted performance for the NEOs. Our 2025 adjusted EBITDA and free cash flow performance goals were set at challenging levels, taking into consideration declining market conditions.

Performance Measure	2025 Target	2025 Achievement	Percent of Target Earned	Times Weighting	Equals Weighted Percent of Target Earned
Adjusted EBITDA Consolidated ($MM)	$85	$86	108%	35%	38%
Free Cash Flow ($MM) (1)	$59	$80	200%	35%	70%
Safety (TRIR)	0.99	0.98	105%	5%	5%
Safety (Perfect Days)	73%	73%	100%	5%	5%
Strategic Objectives	See above	See above	130%	20%	26%
TOTAL					144%
(1)Based on actual adjusted EBITDA for 2025 excluding nonrecurring nonoperational transactions.

 In accordance with the terms of the EMIP, EBITDA is adjusted as necessary for acquisitions consummated during the year and other non-recurring items as determined by the Compensation and Human Capital Committee to be appropriate. Awards under our EMIP were determined following an analysis of our 2025 financial results. Final EMIP payouts for each NEO for 2025 were as shown below:

Executive	EMIP Target ($)	EMIP Payment ($)
Neal A. Lux	$829,150	$1,196,463
D. Lyle Williams	$429,250	$619,408
John C. Ivascu	$328,000	$473,304
Long-Term Incentives

2025 Long-Term Incentives
We believe that long-term awards create the strongest link between executive pay and stockholder interests, and therefore, such awards comprise the largest component of our executive compensation program. In 2025, we granted each NEO a combination of Performance RSUs and RSUs. Our Compensation and Human Capital Committee, and our board of directors in respect of Mr. Lux, granted the following equity-based long-term incentive compensation awards in 2025 to each of the NEOs.

Executive	Annual RSUs	TSR Performance RSUs	Free Cash Flow Performance RSUs	Stock Price Performance RSUs
Neal A. Lux	92,699	46,350	46,350	50,000
D. Lyle Williams	37,080	18,540	18,540	25,000
John C. Ivascu	22,819	11,410	11,410	15,000
2025 RSUs
The annual RSUs granted to the NEOs in March 2025 vest in equal annual installments over three years. The value realized by the NEOs with respect to the RSUs varies with our stock price performance, creating a direct link between realized pay and stockholder interests while also serving as an ongoing retention tool.

2025 TSR Performance RSUs
The 2025 TSR Performance RSUs granted to the NEOs in 2025 are eligible to be earned based on absolute and relative TSR over the following performance periods:
•Tranche 1 (representing 1/3 of the total award): January 1, 2025 through December 31, 2025
•Tranche 2 (representing 1/3 of the total award): January 1, 2025 through December 31, 2026
•Tranche 3 (representing 1/3 of the total award): January 1, 2025 through December 31, 2027
The potential payout for each tranche of the 2025 TSR Performance RSUs ranges from 0% of target if relative TSR performance is in last place among the peer group and up to 200% of target if relative TSR performance is at the top of the peer group, with target earned based on a seventh place ranking among the 11 members of the peer group (including the Company). The peer group for the 2025 TSR Performance RSUs includes Oil States International, Inc., Innovex International, Inc., Hunting plc, DMC Global Inc., Core Laboratories N.V., Cactus, Inc., NOV Inc., and Expro Group Holdings N.V., Oceaneering International, Inc. and PHLX Oil Service Sector Index.
In addition, if absolute TSR over the performance period is less than -15%, no more than 100% of target will be earned; if absolute TSR is less than 0% but greater than -15%, then any portion earned over 100% of target will be reduced by half; and if absolute TSR is at least 15% (for Tranche 1), 17.5% (for Tranche 2) or 20% (for Tranche 3), at least 100% of target will be earned.
The Company’s 2025 TSR performance of 110% with respect to Tranche 1 of the 2025 TSR Performance RSUs resulted in the Company being ranked first among the members of the peer group, resulting in a payout percentage of 200%. As a result, 200% of the first tranche was earned and vested in February 2026 upon the Compensation and Human Capital Committee’s determination of performance.
2025 FCF Performance RSUs
The 2025 FCF Performance RSUs granted to the NEOs in 2025 are eligible to be earned based on FCF performance over the following performance periods:
•Tranche 1 (representing 1/3 of the total award): January 1, 2025 through December 31, 2025
•Tranche 2 (representing 1/3 of the total award): January 1, 2025 through December 31, 2026
•Tranche 3 (representing 1/3 of the total award): January 1, 2025 through December 31, 2027
The potential payout for each tranche of the 2025 FCF Performance RSUs ranges from 0% to 200% of target based on the payout percentage associated with the Company’s actual FCF performance for the applicable portion of the performance period. For Tranche 1 of the 2025 FCF Performance RSUs, the Company’s FCF of $80 million resulted in a payout percentage of 200% in accordance with the following table.

FCF	Payout Percentage
$25 million	—%
$30 million	20%
$35 million	40%
$40 million	60%
$45 million	80%
$60 million	100%
$63 million	120%
$66 million	140%
$69 million	160%
$72 million	180%
$75 million	200%
As a result, 200% of the first tranche was earned and vested in February 2026 upon the Compensation and Human Capital Committee’s determination of performance.

2025 Stock Price Performance RSUs
The 2025 stock price Performance RSUs granted to the NEOs in 2025 are eligible to be earned based on achievement of a stock price hurdle of $21.91 for a 20-consecutive trading day period during the three-year performance period following the date of grant. On September 9, 2025, the stock price hurdle was achieved, and the Performance RSUs will remain outstanding and eligible to vest on March 5, 2028, subject to each NEO’s continued services through such date.
Update on the 2024 Performance RSUs
The second 1/3 tranche of the Performance RSUs granted in 2024 were eligible to become earned based on the Company’s absolute and relative TSR over the performance period beginning January 1, 2024 and ending December 31, 2025 under the same conditions as described above with respect to the 2025 TSR Performance RSUs. The Company’s TSR performance of 69% during this period resulted in the Company being ranked first among the members of the peer group and a payout percentage of 200%. As a result, 200% of the second tranche was earned and vested in February 2026 upon the Compensation and Human Capital Committee’s determination of performance.
The peer group for the 2024 Performance RSUs includes Oil States International, Inc., Innovex International, Inc. (formerly Dril-Quip Inc.), Hunting plc, DMC Global Inc., Core Laboratories N.V., Cactus, Inc., NOV Inc., and Expro Group Holdings N.V.
Update on the 2023 Performance RSUs
The third 1/3 tranche of the Performance RSUs granted in 2023 were eligible to become earned based on the Company’s absolute and relative TSR over the performance period beginning January 1, 2023 and ending December 31, 2025 under the same conditions as described above with respect to the 2024 Performance RSUs. The Company’s TSR performance of 27% during this period resulted in the Company being ranked 2nd among the members of the peer group and a payout percentage of 175%. As a result, 175% of the third tranche was earned and vested in February 2026 upon the Compensation and Human Capital Committee’s determination of performance.
The peer group for the 2023 Performance RSUs includes Oil States International, Inc., Innovex International, Inc. (formerly Dril-Quip Inc.), Hunting plc, DMC Global Inc., Core Laboratories N.V., Cactus, Inc., NOV Inc. and Expro Group Holdings N.V. Following their announced corporate transaction, Newpark Resources Inc. and ChampionX Inc. were removed from the peer group.

Outstanding Equity Awards at 2025 Fiscal Year End

The table below sets forth awards that were granted under the Forum Energy Technologies, Inc. Amended and Restated 2016 Stock and Incentive Plan (the “2016 Plan”). Expiration dates are also shown for each individual award.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Neal A. Lux					13,933	(2)	514,824	57,594	(10)	2,128,098
					57,594	(3)	2,128,098	61,800	(11)	2,283,510
					92,699	(4)	3,425,228	61,800	(12)	2,283,510
					24,383	(5)	900,952
					57,594	(6)	2,128,098
					30,900	(7)	1,141,755
					30,900	(8)	1,141,755
					50,000	(9)	1,847,500
D. Lyle Williams	1,645	—	$187.80	2/19/2026	6,835	(2)	252,553	23,038	(10)	851,254
	707	—	$402.00	2/20/2027	23,038	(3)	851,254	24,720	(11)	913,404
	1,499	—	$240.00	2/16/2028	37,080	(4)	1,370,106	24,720	(12)	913,404
					11,961	(5)	441,959
					23,038	(6)	851,254
					12,360	(7)	456,702
					12,360	(8)	456,702
					25,000	(9)	923,750
John C. Ivascu					3,943	(2)	145,694	14,178	(10)	523,877
					14,177	(3)	523,840	15,212	(11)	562,083
					22,819	(4)	843,162	15,212	(12)	562,083
					6,900	(5)	254,955
					14,176	(6)	523,803
					7,608	(7)	281,116
					7,608	(8)	281,116
					15,000	(9)	554,250
(1)     Amounts in this column were calculated by assuming a market value of our common stock of $36.95 per share, the closing price of our common stock on December 31, 2025.
(2)     Restricted stock units that vested on February 18, 2026.
(3)    Restricted stock units that vest in two equal annual installments on March 6, 2026, and March 6, 2027.
(4)    Restricted stock units that vest in three equal annual installments on March 5, 2026, March 5, 2027, and March 5, 2028.
(5)     Performance RSUs granted on February 17, 2023 that became earned at 175% of target based on the Company’s absolute and relative TSR achievement over a performance period that ended December 31, 2025. The Performance RSUs vested on February 12, 2026, the date of the Compensation and Human Capital Committee’s determination of such performance.

(6)     Performance RSUs granted on March 6, 2024 that became earned at 200% of target based on the Company’s absolute and relative TSR achievement over a performance period that ended December 31, 2025. The Performance RSUs vested on February 12, 2026, the date of the Compensation and Human Capital Committee’s determination of such performance.
(7)    Performance RSUs granted on March 5, 2025 that became earned at 200% of target based on the Company’s absolute and relative TSR achievement over a performance period that ended December 31, 2025. The Performance RSUs vested on February 12, 2026, the date of the Compensation and Human Capital Committee’s determination of such performance.
(8)     Performance RSUs granted on March 5, 2025 that became earned at 200% of target based on the Company’s free cash flow achievement over a performance period that ended December 31, 2025. The Performance RSUs vested on February 12, 2026, the date of the Compensation and Human Capital Committee’s determination of such performance.
(9)     Performance RSUs granted on March 5, 2025 that were eligible to become earned subject to achievement of a minimum stock price threshold of $21.91, which was 125% of the Company’s closing stock price on the grant date, for a total of 20 trading days during the period from March 5, 2025 through March 5, 2028. The Performance RSUs were earned and will cliff vest on March 5, 2028.
(10)    Performance RSUs granted on March 6, 2024 that are eligible to become earned following the conclusion of performance period ending December 31, 2026, subject to the Company's absolute and relative TSR achievement. The amount reflected herein is based on achievement at 200% of target, as required by SEC rules.
(11)    Performance RSUs granted on March 5, 2025 that are eligible to become earned in two equal tranches following the conclusion of performance periods ending December 31, 2026 and December 31, 2027, in each case, subject to the Company's absolute and relative TSR achievement. The amount reflected herein is based on achievement at 200% of target, as required by SEC rules.
(12)    Performance RSUs granted on March 5, 2025 that are eligible to become earned in two equal tranches following the conclusion of performance periods ending December 31, 2026 and December 31, 2027, in each case, subject to the Company's free cash flow achievement. The amount reflected herein is based on achievement at 200% of target, as required by SEC rules.
Severance Agreements

Each NEO is a party to a severance agreement with us. Under these severance agreements, in the event an NEO’s employment is terminated by us without “Cause” (and not as a result of death or disability) or by the NEO for “Good Reason,” the NEO will be entitled to receive the following benefits:
•A lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) the NEO’s annual base salary at the time of the termination plus (B) the NEO’s annual base salary multiplied by the NEO’s highest target bonus opportunity in the year of termination or the two preceding years;
•A lump sum payment of an amount equal to the NEO’s unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives;
•A lump sum payment of an amount equal to the NEO’s bonus for the calendar year in which such termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives; and
•If the NEO elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months.
Our severance agreements as a matter of policy do not provide for excise tax protections in the event of a change in control. The severance agreements provide that any payments or benefits to which the NEO may be entitled (whether under the agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the NEO. If the NEO is terminated for any reason other than those described above, the NEO will continue to receive his compensation and benefits through the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the severance agreements, subject to certain exceptions, the NEO’s may not compete in the market in which we and our respective affiliates engage during the NEO’s employment and for two years following the termination thereof.

As used in the severance agreements:
•“Cause” generally occurs when the NEO has (1) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (2) materially breached any material provision of his agreement or any written corporate policy, (3) willfully engaged in conduct that is materially injurious to us or (4) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.
•“Good Reason” generally means any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating NEOs, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his or her compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $23,500 for 2025). Additionally, participants age 50 years and older may make a “catch-up contribution” to the 401(k) Plan each year up to an amount set by statute ($7,500 for 2025).

We have the discretion to provide a profit-sharing contribution to each participant depending on the Company’s performance for the applicable year. There were no profit-sharing contributions made in 2025. During 2025, we matched 100% of each employee’s (including the NEO’s) contributions of the first 3% of covered compensation deferred and 50% of the next 4% of covered cash compensation deferred.
We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.
Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2025 (i.e., prior to the requested share increase under Proposal No. 3).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	833,686	(1)	$251.29	710,701	(2)
Equity compensation plans not approved by security holders	39,000	(3)	—	—
Total	872,686			710,701
(1)     Includes RSUs and Performance RSUs (assuming target performance) granted under the 2016 Plan.
(2)     Shares remaining available for issuance under the 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, SARs, stock awards and stock units.
(3)    Includes inducement RSUs granted in connection with our acquisition of Variperm Energy Services (“Variperm”) as an inducement to certain Variperm service providers for post-closing employment with us in accordance with NYSE Listing Rule Listing Rule 303A.08.

Equity Award Grant Practices

In 2025, the Compensation Committee approved annual equity awards in March following our annual earnings release and the filing of our annual report on Form 10-K. We do not currently grant stock options or similar awards. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. The compensation actually paid does not reflect the actual amount of compensation earned by or paid during the applicable year. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation” above.

Year	Summary Compensation Table Total for Mr. Lux ($)		Compensation Actually Paid to Mr. Lux(1) ($)		Average Summary Compensation Table for Non-PEO NEOs(2) ($)		Average Compensation Actually Paid to Non-PEO NEOs(1) ($)		Value of Initial Fixed $100 Investment Based on Total Shareholder Return(3) ($)	Net Income (Loss)(4) ($)
2025	6,163,337		18,669,856		2,434,827		6,672,527		125.25	(9,660,000)
2024	5,061,976	(5)	2,799,371	(5)	2,169,267	(5)	1,199,064	(5)	52.51	(135,326,000)
2023	4,455,101		2,361,907		1,963,630		1,103,499		75.15	(18,876,000)
(1)    Represents the amount of “compensation actually paid” to Mr. Lux and the average “compensation actually paid” to the NEOs as a group (as listed in footnote 2 below), as computed in accordance with SEC rules and does not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid for 2025. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

	Mr. Lux ($)	Average Non-PEO NEOs ($)
Summary Compensation Table Total	6,163,337	2,434,827
Less, value of Stock Awards reported in Summary Compensation Table	(4,232,105)	(1,420,784)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	10,805,682	3,633,242
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	5,508,756	1,848,725
Plus (less), change in fair value from last day of prior fiscal year to vesting date for equity awards granted in prior years that vested in the year	424,186	176,517
Less, prior year-end fair value of equity awards granted in prior years that failed to meet vesting conditions in the year	—	—
2025 Compensation Actually Paid	18,669,856	6,672,527
(2)     Represents the average of the amounts reported for the NEOs as a group, excluding any NEO who served as Chief Executive Officer during any portion of the applicable year, in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating these amounts are Mr. Williams and Mr. Ivascu for each of 2023, 2024 and 2025.
(3)    Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2022.
(4)     The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(5)     Reflects an immaterial correction to the previously disclosed amounts for 2024 resulting from a mathematical error.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in “Executive Compensation” above, the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table. The following charts set forth the relationship between compensation actually paid and the Company’s cumulative TSR and between compensation actually paid and the Company’s net income.

Compensation Actually Paid Versus TSR
$21,000,000
$18,000,000
$15,000,000
$12,000,000
$9,000,000
$6,000,000
$3,000,000
$-
Compensation Actually Paid
$140
$120
$100
$80
$60
$40
$20
$-
Cumulative TSR
FY 2023
FY 2024
FY 2025
Mr. Lux CAP
Average Non-PEO NEO CAP
FET Cumulative TSR

Compensation Actually Paid Versus Net Income
Compensation Actually Paid
$21,000,000
$18,000,000
$15,000,000
$12,000,000
$9,000,000
$6,000,000
$3,000,000
$-
Net Income
$-
$(20,000,000)
$(40,000,000)
$(60,000,000)
$(80,000,000)
$(100,000,000)
$(120,000,000)
$(140,000,000)
FY 2023
FY 2024
FY 2025
Mr. Lux CAP
Average Non-PEO NEO CAP
Net Income

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2025 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis except: Paul E. Rowsey III filed a late Form 4 with respect to a long-term incentive award grant, which was originally reported in error under an incorrect CIK number.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO OUR SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER
On February 13, 2026, our board of directors unanimously adopted a resolution to submit to a vote of our stockholders the Fourth Amendment (the “Plan Amendment”) to the Second Amended and Restated 2016 Stock and Incentive Plan (as amended, the “2016 Plan“). The 2016 Plan, as proposed to be amended by the Plan Amendment (the “Amended 2016 Plan”) is set forth in Appendix B to this proxy statement. The 2016 Plan was most recently amended and approved by stockholders at the 2025 annual meeting to authorize for grant an additional 600,000 shares. Our annual long-term incentive program is a key tool for attracting and retaining top executive talent. The Plan Amendment replenishes the pool of shares of our common stock available for issuance by authorizing an additional 625,000 shares and extending the term of the 2016 Plan through May 8, 2036.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, approval of this proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. If stockholders do not approve the Plan Amendment, FET will continue to have the authority to grant awards under the 2016 Plan until the existing pool of shares is depleted. Your board of directors unanimously recommends a vote "FOR" approval of the Plan Amendment, taking into account the following:

•FET believes that its employees and directors are among the best in the industry and that equity-based compensation is critical to their recruitment and retention.
•The Compensation and Human Capital Committee believes that awards under the Amended 2016 Plan are a strategically favorable means of assuring employee, director and consultant alignment with stockholders.
•FET believes that awards under the Amended 2016 Plan support our “pay for performance” philosophy and motivate employees, directors and consultants both to achieve short-term business goals and to enhance long-term stockholder value.
Important Considerations

Amended 2016 Plan Best Practices
The Amended 2016 Plan continues to include a number of governance best practices, including the following features:
•Individual Grant Limitations: The maximum shares that may be subject to awards denominated in shares of common stock per individual in each year is 200,000 and, for awards denominated in cash, the maximum annual value per individual on the date of grant is $20,000,000. Additionally, no individual may receive during any year options or stock appreciation rights that are exercisable for more than 200,000 shares.
•Director Compensation Limit: The total grant date value of equity awards and cash compensation granted under the Amended 2016 Plan or otherwise to non-employee directors is limited to $950,000 per year.
•Prohibition on Liberal Share Recycling: The Amended 2016 Plan prohibits liberal share recycling for all awards.
•No Payment of Dividends and Dividend Equivalents on Unvested Awards: No dividends or dividend equivalents may be paid on any awards under the Amended 2016 Plan prior to the vesting of such award.
•Minimum Vesting Requirement: Awards under the Amended 2016 Plan payable in shares of common stock are subject to a minimum restricted period or vesting period of one year, provided that 5% of shares available for awards are not subject to such minimum vesting or restriction period.
•Prohibition on Repricing: The exercise price of an option or stock appreciation right may not be reduced nor may an option or stock appreciation right be exchanged for cash, an option or stock appreciation right with a lower exercise price or a new award without prior stockholder approval.

•Exercise Price and Term Limitations: Stock options and stock appreciation rights may not have an exercise price less than fair market value on the date of grant and may not have an exercise period in excess of 10 years.
•Double-Trigger Vesting: The Amended 2016 Plan does not provide for automatic single-trigger vesting upon a change in control; rather, the Amended 2016 Plan provides for double trigger vesting such that awards accelerate only if a participant is involuntarily terminated without cause or terminates with good reason within two years after a change in control.
•Clawback Policy: Awards to executive officers under the Amended 2016 Plan are subject to a recoupment or clawback feature that is tied to a financial restatement resulting from fraud or willful misconduct as well as to clawback pursuant to the terms of FET’s Rule 10D-1 clawback policy.
•Stock Ownership Requirements: Awards under the Amended 2016 Plan are subject to FET’s Stock Ownership Requirements Policy.

Historical Grant Practices
The following is a summary of all equity awards granted and performance-based equity awards earned over the last three fiscal years. No stock options or stock appreciation rights were granted during the last three fiscal years. The information included in the table below clarifies information regarding incentive awards granted and earned in the Company's Form 10-K for the years ended December 31, 2025; December 31, 2024; and December 31, 2023.

Fiscal Year	Weighted Average Common Stock Outstanding	Restricted Stock and RSUs Granted	Performance Awards Granted	Performance Awards Earned	Performance Awards Forfeited
2025	11,096,849	240,887	304,394	26,034	—
2024	12,298,747	198,102	168,797	—	28,971
2023	10,212,739	86,912	86,912	33,704	—
As of March 13, 2026, 394,725 shares remained available for issuance pursuant to awards that could be granted under the 2016 Plan after that date. We had 4,455 vested and unvested stock options outstanding with a weighted average exercise price of $298.18 and a weighted average remaining term of 2 years, and 652,512 outstanding full value awards granted under the 2016 Plan scheduled to be settled in stock (including restricted stock, RSUs, and performance awards). In addition, as of March 13, 2026, 11,328,657 shares of our common stock were outstanding, and the closing price of our common stock was $54.29. We do not have any convertible equity or warrants outstanding. All share numbers that appear in this proposal reflect the 1-for-20 reverse stock split that was completed on November 9, 2020.
Summary of the Amended 2016 Plan

The following summary of the Amended 2016 Plan is qualified by reference to the full text thereof, which is attached as Appendix B to this proxy statement.

Shares Reserve
The aggregate number of shares of common stock reserved for awards under the Amended 2016 Plan is 2,780,701 shares. To the extent that an award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of a holder otherwise terminate, shares of common stock subject to such award will again become available for awards under the Amended 2016 Plan. Notwithstanding the forgoing, shares of common stock surrendered in payment of the exercise price or purchase price of an award, shares withheld for payment of applicable taxes associated with awards, and shares reacquired in the open market and otherwise using the proceeds of the exercise of options will not again be available for awards under the Amended 2016 Plan.

Award Limitations
Awards under the Amended 2016 Plan are subject to the following maximum limitations:
•No participant may receive in any one calendar year awards denominated in shares with respect to more than 200,000 shares of common stock.
•No participant may receive in any one calendar year options or stock appreciation rights with respect to more than 200,000 shares of common stock.
•No participant may be granted in any one calendar year cash awards having a grant date value in excess of $20,000,000.
•Any payment pursuant to a performance award will be paid no later than 10 years after the grant date of such award.
•No non-employee director may be granted, in any one calendar year, awards (valued as of the date of grant) and cash compensation granted under the Amended 2016 Plan or otherwise having an aggregate value in excess of $950,000.

Minimum Vesting Restrictions
Except for awards under the Amended 2016 Plan that are payable solely in cash, all awards under the Amended 2016 Plan are subject to a minimum vesting period of one year from the date of grant. Notwithstanding the forgoing, the one-year minimum vesting provisions do not apply to 5% of the total shares available for awards under the Amended 2016 Plan.

Stock Ownership Policy
Awards under the Amended 2016 Plan are subject to FET’s Stock Ownership Requirements Policy, as described under “Executive and Director Stock Ownership Requirements” on page 16. The Stock Ownership Requirements Policy requires that our Chief Executive Officer maintain a level of ownership that is greater than or equal to five times his or her annual base salary. In addition, the Stock Ownership Requirements Policy includes similar holding requirements for our executive officers and directors, although at lower multiples of annual salary or retainer. Due to the significant share ownership requirements under the Stock Ownership Requirements Policy, we believe this policy is more effective at aligning the interests of our executive officers and our stockholders than imposing a minimum holding period on awards under the Amended 2016 Plan.

Eligibility
All employees and consultants of FET and its affiliates and all non-employee directors of FET are eligible for awards under the Amended 2016 Plan. As of March 13, 2026, our seven executive officers, eight non-executive directors, and approximately 1,700 other employees and consultants were eligible to receive awards under the Amended 2016 Plan.

Administration
The Amended 2016 Plan is administered by the Compensation and Human Capital Committee of FET’s board of directors or any other committee that may be designated by the board of directors (the board of directors or such designated committee, as applicable, are referred to herein as the “Committee”). The Committee will select the employees, consultants and non-employee directors who will receive awards, determine the time that awards will be granted and the type and terms of awards to be granted, interpret and administer the Amended 2016 Plan, prescribe rules and regulations relating to the Amended 2016 Plan and to make all other determinations necessary or advisable for administering the Amended 2016 Plan. Our Chief Executive Officer may be delegated authority to administer the Amended 2016 Plan, including making awards thereunder, however, neither the board of directors nor the Committee may delegate to any person the authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act.

Awards
Stock Options. Stock options are subject to such terms and conditions as may be established by the Committee and are not inconsistent with the Amended 2016 Plan. The option exercise price cannot be less than the fair market value per share of common stock on the date of grant, and stock options may not be exercised more than 10 years after the date of grant. Stock options granted to employees may be incentive stock options (“ISOs”) under Section 422 of the Code, nonqualified stock options or a combination thereof. Only employees of FET or its parent and subsidiary corporations may be eligible for ISOs. The Committee may not reduce the exercise price of an outstanding option, exchange an option for cash, an option with a lower exercise price or a new award, or take any other action deemed to be a repricing under applicable New York Stock Exchange rules without stockholder approval.
Stock Appreciation Rights. The Committee may grant an award that is in the form of a stock appreciation right (“SAR”). SARs are the right to receive an amount of common stock or cash equal to the appreciation in value of a specified number of shares of common stock over a particular period of time. SARs are subject to such terms and conditions as may be established by the Committee and are not inconsistent with the Amended 2016 Plan. The SAR exercise price cannot be less than the fair market value per share of common stock on the date of grant, and SARs may not be exercised more than 10 years after the date of grant. The Committee may not reduce the exercise price of an outstanding SAR, exchange a SAR for cash, a SAR with a lower exercise price or a new award, or take any other action deemed to be a repricing under applicable New York Stock Exchange rules without stockholder approval.
Restricted Stock Award. The Committee may grant an award of common stock to participants subject to certain forfeiture restrictions. In addition to the minimum vesting requirements, such forfeiture restrictions may include (i) the attainment of one or more performance measures, (ii) the attainment of a specified employment term, (iii) the occurrence of an event or (iv) any combination of the above. The Committee has the sole discretion to determine forfeiture restrictions, which may vary among different participants and awards. Participants may receive dividends with respect to common stock subject to a restricted stock award and may vote such shares, but they may not sell, transfer, pledge, or otherwise dispose of the common stock until the forfeiture restrictions have lapsed. Notwithstanding the foregoing, no dividends may be paid to participants prior to the expiration of the forfeiture restrictions on the underlying shares of common stock. A participant is not required to make a payment for common stock received pursuant to a restricted stock award unless required by applicable law.
Restricted Stock Unit Award. The Committee may grant RSUs to participants, which may be payable in cash, shares of common stock or a combination thereof. RSUs will be subject to certain forfeiture restrictions. In addition to the minimum vesting requirements, such forfeiture restrictions may include (i) the attainment of one or more performance measures, (ii) the attainment of a specified employment term, (iii) the occurrence of an event or (iv) any combination of the above. The Committee has the sole discretion to determine forfeiture restrictions and it may vary the forfeiture restrictions for each award. In the Committee’s discretion, cash dividend equivalents may be paid on restricted stock unit awards but the recipients of such awards will not otherwise be entitled to the privileges and rights of stockholders unless the award is denominated in common stock and until common stock is delivered to the participants. No dividend equivalents may be paid to participants prior to the expiration of the forfeiture restrictions on the underlying restricted stock units.
Bonus Stock Award. The Committee may grant participants unrestricted shares of common stock on such terms and conditions as the Committee shall determine. In its sole discretion, the Committee will determine the purchase price, if any, for common stock issued as a bonus stock award.
Performance Awards. A performance award is subject to the achievement of one or more performance measures over a performance period each as determined by the Committee. The Committee may grant a performance award consisting of any type of award or combination of awards. In its discretion, the Committee may adjust the amount of cash or shares payable pursuant to a performance award. A participant is not entitled to the privileges and rights of a stockholder for performance awards covering shares of common stock until such shares are delivered to the participant. The term “performance measures” means the measures established by the Committee that are to be achieved with respect to an award, which may be absolute, relative to one or more other companies, relative to one or more indices, or measured by reference to FET alone, an affiliate, an individual, a business unit of FET or an affiliate, or FET together with one or more of its affiliates.
Cash Award. The Committee may grant a performance award in cash. Any such cash award may be subject to performance measures as determined by the Committee.

Other Terms and Limitations
Transferability. Awards under the Amended 2016 Plan, other than ISOs, generally will not be transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the Committee. ISOs generally will not be transferable other than by will or the laws of descent and distribution and will be exercisable during the participant’s lifetime only by such participant or the participant’s guardian or legal representative.
Adjustments for Corporate Events. If FET recapitalizes, reclassifies its stock, or otherwise changes its capital structure, the number and class of shares of common stock or other property covered by an award shall be adjusted as if the grantee of such an award held the stock covered by the award immediately prior to the recapitalization, and the shares available for grant and share limits under the Amended 2016 Plan will also be adjusted to reflect the change.
In the event (i) of a merger, consolidation or reorganization, (ii) of a sale of substantially all of FET’s assets, (iii) of liquidation of FET, (iv) of an acquisition by a person of more than 50% of FET’s outstanding voting stock or (v) of a contested election where the members of FET’s board of directors immediately prior to such contested election cease to constitute a majority of the board of directors, the Committee shall effect one or more of the following to prevent diminution or enlargement of the intended benefits under the Amended 2016 Plan: (a) accelerate the vesting and exercisability of awards; (b) require participants to surrender some or all of their outstanding awards in exchange for cash; or (c) make adjustments to the then outstanding awards (as well as shares available for grant under the Amended 2016 Plan and share-based Amended 2016 Plan limits) as the Committee deems appropriate to reflect the event, including adjusting the awards to include securities of the surviving or acquiring corporation or other property.
Change in Control. If a participant’s employment with FET is terminated involuntarily by FET without cause by the participant for good reason within two years after a change in control of FET, then any award held by the participant at the time of termination that is not a performance award will become fully vested and exercisable and any such award that is a performance award shall become vested and deemed to be earned at the target level.
Clawback. Awards to our executive officers under the Amended 2016 Plan are subject to recoupment or clawback in the event of a financial restatement by FET to the extent that the Committee determines, in its discretion, that such restatement is a result of fraud or willful misconduct. Awards under the Amended 2016 Plan are also subject to FET’s Rule 10D-1 clawback policy adopted in 2023 as described under “Corporate Governance―Clawback Policies” above. FET may adopt additional clawback policies and procedures, including those with retroactive effect.
Amendment and Termination. Our board of directors may terminate the Amended 2016 Plan at any time with respect to shares of common stock that have not been granted under the Amended 2016 Plan and may alter or amend the Amended 2016 Plan from time to time provided that no change in the Amended 2016 Plan materially impairs a participant’s rights with respect to awards previously granted without the participant’s consent. No amendment or alteration will be effective prior to stockholder approval to the extent the board of directors determines such approval is required by applicable laws, regulations or exchange requirements. Notwithstanding the foregoing, no award will be made under the Amended 2016 Plan after May 8, 2036.

Awards Granted Under the 2016 Plan and New Plan Benefits Under the Amended 2016 Plan

Awards Granted Under the 2016 Plan
No awards made under the Amended 2016 Plan prior to the date of annual meeting were granted subject to stockholder approval of this Proposal 3. The following table sets forth information with respect to outstanding stock options and SARs that have been granted to the NEOs and the specified groups set forth below under the 2016 Plan as of March 13, 2026.

Name and Principal Position	Stock Options
Neal A. Lux President and Chief Executive Officer	—
D. Lyle Williams EVP and Chief Financial Officer	2,206
John C. Ivascu EVP, General Counsel, Chief Compliance Officer and Corporate Secretary	—
All executive officers as a group (7 persons)	4,455
All non-executive directors as a group (8 persons)	—
All employees (other than executive officers) as a group 1,700 persons	—
New Plan Benefits Under the Amended 2016 Plan
Future awards to our officers and other employees under the Amended 2016 Plan will be made in accordance with future decisions of the Committee following the general guidelines of the Amended 2016 Plan. As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. Although not necessarily indicative of future grants that may be made under the Amended 2016 Plan, please see the “2025 Long-Term Incentives” section above with respect to awards under the 2016 Plan to our NEOs in 2025.
Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to us and the participants who receive awards under the Amended 2016 Plan based on the federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants to consult their own tax advisor concerning the tax implications of awards granted under the Amended 2016 Plan.

Options
The Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be short-term or long-term capital gain or loss. For nonqualified options, FET is generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant at the time of exercise.
The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. The statutory holding period lasts until the later of two years from the date the ISO is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the ISO. If these statutory holding requirements are not satisfied (a “disqualifying disposition”), then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.
If the statutory holding period requirements for an ISO are satisfied, FET may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise. If there is a disqualifying disposition, then FET is generally entitled to a federal income tax deduction in the amount of ordinary income recognized by the participant.

Restricted Stock and Bonus Stock
A participant acquiring a restricted stock award or a bonus stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date of the restricted stock or the grant date of bonus stock, less the amount paid, if any, by the participant. Under Section 83(b) of the Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. FET will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or bonus stock awards under the Amended 2016 Plan.

Stock Appreciation Rights and Restricted Stock Units
Generally, a participant will not recognize any taxable income upon the award of SAR or restricted stock unit. At the time the participant receives the payment for the SAR or the restricted stock unit, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant as ordinary income. FET will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or restricted stock units under the Amended 2016 Plan.

Performance Awards and Cash Awards
A participant will generally not recognize any taxable income upon the grant of performance awards or cash awards. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any common stock received. FET will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or cash awards under the Amended 2016 Plan.

Certain Tax Code Limitations on Deductibility
Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year after 2017 to any individual who, in 2017 or later, is a company’s principal executive officer, principal financial officer or any of a company’s three other most highly compensated executive officers (other than the principal executive officer or the principal financial officer).

The exercisability of an option or SAR, the elimination of restrictions on restricted stock, or the payment of bonus stock awards, performance awards or RSUs, may be accelerated as a result of a change in control. If any of the foregoing occurs, and the total parachute payments to the participant are not sufficiently reduced under terms of the Amended 2016 Plan, an excess parachute payment under the Code could result, triggering a 20% excise tax (in addition to income tax otherwise owed) payable by the participant. FET will not be entitled to a deduction for that portion of any “parachute payment” that is subject to the excise tax.

Section 409A
Section 409A to the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding timing of payouts, advance election of deferrals and restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A are increased by an interest component as specified by statute, and the amounts included in income are also subject to a 20% excise tax. FET intends that any awards granted under the Amended 2016 Plan be exempt from or satisfy the requirements of Section 409A to avoid the imposition of excise tax thereunder.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte & Touche”) has been appointed by the Audit Committee as the independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2026. This selection is being presented to the stockholders for ratification. Deloitte & Touche has been the independent registered public accounting firm for the Company since 2019. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will be provided an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the selection of Deloitte & Touche requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote “FOR” such ratification.
Although stockholder ratification is not required by our bylaws or otherwise, the board of directors is submitting this proposal for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte & Touche as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche will be replaced in 2026. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2027. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte & Touche in 2025 and 2024.

(In thousands)	2025	2024
Audit Fees (1)	$2,879	$3,522
Audit-Related Fees	—	—
Tax Fees (2)	—	—
All Other Fees (3)	2	2
Total	$2,881	$3,524
(1)    Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)    Tax fees consisted primarily of fees for tax services.
(3)    All Other Fees consisted of accounting research tool subscription fees.
The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by Deloitte & Touche in 2025 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson), and Messrs. John A. Carrig, Paul E. Rowsey III and Mark W. Smith. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.
Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2025, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board and the SEC. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with Deloitte & Touche LLP its independence from us and received from Deloitte & Touche LLP the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of Deloitte & Touche LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of Deloitte & Touche LLP. In determining whether to reappoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee took into consideration a number of other factors, including the length of time the firm has been engaged, the firm’s capability and expertise in handling the breadth and complexity of the Company’s global operations, including the expertise and capability of the Lead Audit Partner, historical and recent performance, including the extent and quality of Deloitte & Touche LLP’s communications with the Audit Committee, data related to audit quality and performance, including recent Public Company Accounting Oversight Board inspection reports on the firm, and the appropriateness of Deloitte & Touche LLP’s fees, both on an absolute basis and as compared with the Company’s peers.
Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and Deloitte & Touche LLP. The Audit Committee discussed with, and received regular status reports from, the Company’s Chief Financial Officer, Vice President - Internal Audit and Deloitte & Touche LLP on the overall scope and plans for their audits of the Company, including their scope and plans for evaluating the effectiveness of internal control over financial reporting. In addition, the Audit Committee meets with the Chief Financial Officer, Vice President - Internal Audit and Deloitte & Touche LLP, with and without management present, to discuss the results of their respective audits, in addition to private meetings with the General Counsel and Chief Compliance Officer. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States. Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted,

Evelyn M. Angelle, Chairperson
John A. Carrig
Paul E. Rowsey III
Mark W. Smith

ADDITIONAL INFORMATION
Stockholder Proposals for the 2027 Annual Meeting

To be included in the proxy materials for the 2027 Annual Meeting of Stockholders, stockholder proposals that are submitted pursuant to Rule 14a-8 of the Exchange Act must be received by us no later than November 27, 2026. Such proposals must comply with the requirements of Rule 14a-8. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal or nomination presented at that meeting that is not included in our proxy materials.
Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting (which includes the information required under Rule 14a-19 of the Exchange Act). In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to our Secretary at our principal executive offices no later than close of business on the 90th day prior to the anniversary of the prior year’s annual meeting date but not earlier than the 120th day prior to such anniversary date. Accordingly, for the 2027 Annual Meeting of stockholders, notice will have to be delivered to our Secretary at our principal offices no earlier than January 8, 2027 or later than February 8, 2027. If, however, the scheduled annual meeting date is more than 30 days before or more than 70 days after the first anniversary of the prior year’s annual meeting date, then notice of an item to be brought before the annual meeting will be timely if it is so delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting was first made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.
All notices and other stockholder proposals should be directed to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.
Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, are available without charge to stockholders upon request to Mr. Rob Kukla, Director - Investor Relations, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
Householding

Unless we receive contrary instructions, the SEC permits a single copy of the Notice or proxy materials, consisting of this proxy statement and our Annual Report on Form 10-K, to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. While the Company does not household, a number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice or proxy materials unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice or proxy materials in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice or proxy materials in the future, that stockholder should contact their broker. You may also send a request for, and we will promptly deliver, a separate copy of the Notice or proxy materials to a beneficial stockholder at a shared address to which a single copy of the Notice or proxy materials was delivered by calling or writing our Corporate Secretary at the following address and telephone number: John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, telephone number (713) 351-7900.

APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands)	For the year ended December 31, 2025	For the year ended December 31, 2024

Net income (loss) attributable to common stockholders	$(9,660)	$(135,326)
Interest expense	18,312	31,490
Depreciation and amortization	33,755	53,717
Income tax expense	26,247	6,900
EBITDA as reported	68,654	(43,219)
% of revenue	8.7%	(5.3)%
Restructuring, transaction and other costs	4,592	3,756
Inventory and other working capital adjustments	19,626	(257)
Transaction expense	546	7,725
Impairment of intangible assets	—	119,123
Gain on sale-leaseback transactions	(11,182)	(4,860)
Stock-based compensation expense	9,018	7,176
Loss on extinguishment of debt	—	2,854
Loss (gain) on foreign exchange and other, net	(4,851)	7,679
EBITDA as adjusted (1)	$86,403	$99,977
% of revenue	10.9%	12.2%

Free cash flow, before acquisitions, reconciliation
Net cash provided by operating activities	$70,402	$92,191
Capital expenditures for property and equipment	(6,015)	(8,145)
Proceeds from sale-leaseback transactions	14,574	20,324
Proceeds from the sale of property and equipment	1,007	703
Free cash flow, before acquisitions (2)	$79,968	$105,073

(1)     The Company believes that the presentation of EBITDA and adjusted EBITDA are useful to the Company's investors because the Company believes EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA and adjusted EBITDA are widely used benchmarks in the investment community.

(2)     The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.
A-1

APPENDIX B

FORUM ENERGY TECHNOLOGIES, INC.
2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN

(As Established Effective as of May 12, 2020)

(As proposed to be amended)

I. PURPOSE OF THE PLAN

The purpose of the FORUM ENERGY TECHNOLOGIES, INC. 2016 STOCK AND INCENTIVE PLAN (the "Plan") is to provide a means through which FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership and receive cash awards, thereby strengthening their concern for the long-term welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates over the long term. Accordingly, the Plan provides for granting Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards, Bonus Stock Awards, Cash Awards or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant, or Director as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a)    "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b)    "Award" means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Restricted Stock Unit Award, Bonus Stock Award or Cash Award.

(c)    "Board" means the Board of Directors of the Company.

(d)     "Bonus Stock Award" means an Award granted under Paragraph XI of the Plan.

(e)     "Cash Award" means a Performance Award denominated in cash.

(f)     "Cause" shall mean a determination by the Company that the Participant (i) has engaged in gross negligence or willful misconduct in the performance of the Participant's duties with respect to the Company or any of its Affiliates, (ii) has materially breached any provision of any written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates, (iii) has willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, or (iv) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

(g)     "Change in Control" shall have the meaning assigned to such term in Exhibit A to the Plan.

(h)     "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

(i)     "Committee" means the Compensation Committee of the Board, unless and until the Board designates a different committee to serve as the administrator of the Plan under Paragraph IV(a).

(j)     "Common Stock" means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(k)     "Company" means Forum Energy Technologies, Inc., a Delaware corporation.

(l)     "Consultant" means any person who is not an Employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

(m)     "Corporate Change" shall have the meaning assigned to such term in Paragraph XII(c) of the Plan.

(n)     "Director" means an individual who is a non-employee member of the Board.

(o)     "Effective Date" has the meaning set forth in Paragraph III of the Plan.

(p)     "Employee" means any person in an employment relationship with the Company or any Affiliate.

(q)     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(r)     "Fair Market Value" means, as of any specified date, the closing price of the Common Stock, if the Common Stock is listed on a national stock exchange registered under Section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no closing price is reported on that date, on the last preceding date on which such closing price of the Common Stock is so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deemed appropriate and as is consistent with the requirements of Section 409A of the Code.

(s)     "Forfeiture Restrictions" shall have the meaning assigned to such term in Paragraph VIII with respect to Restricted Stock or Paragraph X with respect to Restricted Stock Units, as applicable.

(t)     "Good Reason" shall have the meaning assigned to such term in the applicable Award agreement, or, if the Award agreement does not define Good Reason, Good Reason shall mean the occurrence of any of the following events without the Participant's consent: (i) a material reduction in the Participant's base rate of compensation from that in effect prior to the Change in Control, (ii) a material diminution in the Participant's authority, duties or responsibilities from those in effect prior to the Change in Control or (iii) the involuntary relocation of the geographic location of the Participant's principal place of employment by more than 75 miles from the location of the Participant's principal place of employment prior to the Change in Control. Notwithstanding the foregoing, any assertion by a Participant of a termination of employment for Good Reason shall not be effective unless: (x) the Participant provides written notice to the Company of such condition within 45 days of the initial existence of the condition; (y) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (z) the date of the Participant's termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

(u)     "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

(v)     "Minimum Restrictions" shall have the meaning assigned to such term in Paragraph V(a) of the Plan.

(w)     "Nonqualified Stock Option" means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

(x)     "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options and Nonqualified Stock Options.

(y)     "Option Agreement" means a written agreement between the Company and a Participant with respect to an Option.

(z)     "Participant" means an Employee, Consultant, or Director who has been granted an Award.

(aa)     "Performance Award" means an Award granted under Paragraph IX of the Plan.

(bb)     "Performance Award Agreement" means a written agreement between the Company and a Participant with respect to a Performance Award.

(cc)     "Performance Measure" means one or more performance measures established by the Committee that are based on (i) the price of a share of Common Stock, (ii) earnings per share, (iii) market share, (iv) sales, (v) operating income or operating income margin, (vi) net income or net income margin (before or after taxes), (vii) cash flow or return on investment, (viii) the earnings or earnings margin before or after interest, taxes, depreciation, and/or amortization, (ix) the economic value added, (x) the return on capital, assets, or stockholders' equity, (xi) the total stockholders' return, (xii) working capital efficiency, (xiii) safety performance, (xiv) after-tax operating income, (xv) capital efficiency, (xvi) cash from operations, (xvii) cost ratios, (xviii) cost reductions, (xix) customer growth, (xx) debt reduction, (xxi) earnings per share growth, (xxii) increase in cash flow, (xxiii) increase in cash flow return, (xxiv) increased revenue, (xxv) internal rate of return, (xxvi) net cash flow, (xxvii) net cash flow before financing activities, (xxviii) net income per share, (xxix) proceeds from dispositions, (xxx) project completion time and budget goals, (xxxi) return on equity, (xxxii) return on net assets, (xxxiii) return on capital compared to cost of capital, (xxxiv) return on capital employed, (xxxv) return on invested capital, (xxxvi) revenue ratios, (xxxvii) shareholder value, (xxxviii) total market value, (xxxix) such other criteria as determined by the Committee or (xl) any combination of the foregoing. The performance measures described in the preceding sentence may be absolute, relative to one or more other companies, relative to one or more indices, or measured by reference to the Company alone, an Affiliate, an individual, a business unit of the Company or an Affiliate, or the Company together with one or more of its Affiliates. Unless otherwise stated, such Performance Measures need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB ASC Topic No. 360 and/or nonrecurring, unusual or special items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders, Form 10-K or Form 10-Q for the applicable period, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) regulatory requirements, (i) settlement of hedging activities, and (j) other specified significant extraordinary items or events.

(dd)     "Plan" means the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan, effective as of May 17, 2016 and as thereafter amended and restated.

(gg)     "Required Delay Period" shall have the meaning assigned to such term in Paragraph XV(c) of the Plan

(hh)     "Restricted Stock Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

(ii)     "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

(jj)     "Restricted Stock Unit" means a unit evidencing the right to receive in specified circumstances one share of Common Stock or in the sole discretion of the Committee, an equivalent value in cash that is restricted or subject to forfeiture provisions.

(kk)     "Restricted Stock Unit Award" means an Award granted under Paragraph X of the Plan.

(ll)     "Restricted Stock Unit Award Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Unit Award.

(mm)    "Rule 16b-3" means Securities Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(nn)    "Stock Appreciation Right" means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor. The Committee shall retain final authority to determine whether a Participant shall be permitted, and to approve an election by a Participant, to receive cash in full or partial settlement of a Stock Appreciation Right.

(oo)     "Stock Appreciation Right Agreement" means a written agreement between the Company and Participant with respect to a Stock Appreciation Right.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan as amended and restated herein will be submitted to the stockholders of the Company for approval at the 2020 annual meeting of the stockholders and, if approved, shall be effective as of the date of such approval (the "Effective Date"). If the stockholders of the Company should fail to so approve the Plan at such meeting, the Plan as amended and restated herein shall terminate and cease to be of any further force or effect, and all grants of Awards hereunder, if any, shall be null and void, and the Plan as in effect immediately prior to the amendment and restatement herein and prior to the stockholder vote shall remain in effect. No Award shall be made under the Plan after May 8, 2036.

Subject to the provisions of Paragraph XIV, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired, all Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Bonus Stock Awards and Cash Awards have been satisfied or expired.

IV. ADMINISTRATION

(a)    Composition of Committee. The Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; and (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more "Non-Employee Directors" as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clause (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. In the absence of the Board's appointment of a committee to administer the Plan, the Board shall serve as the Committee.

(b)    Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to (i) determine which Employees, Consultants, or Directors shall receive an Award, (ii) determine the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Award or the value of each Award, and (iii) to accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award or waive any restriction or other provision of the Plan or an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company's success, and such other factors as the Committee in its sole discretion shall deem relevant. No dividends or dividend equivalents with respect to any Award shall be payable prior to the vesting of such Award or prior to the expiration of the Forfeiture Restrictions applicable to such Award, and in the event an Award is forfeited, any dividends or dividend equivalents with respect to such Award shall also be forfeited.

(c)    Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Plan or any such agreement into effect. All determinations and decisions made by the Committee on the matters referred to in this Paragraph IV and in construing the provisions of the Plan shall be conclusive.

(d)    Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Plan, and the right to grant Awards under the Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not subject to Section 16 of the Exchange Act (including any successor Section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a Director, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a)    Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed ~~2,155,701~~ 2,780,701 shares. To the extent that an Award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of its holder otherwise terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding the forgoing, shares surrendered in payment of the exercise price or purchase price of an Award, shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award, and shares reacquired in the open market or otherwise using the cash proceeds from the exercise of Options shall not again be available for the grant of an Award under the Plan. For the avoidance of doubt, with respect to Options and Stock

Appreciation Rights that are settled in shares of Common Stock, the number of Options and Stock Appreciation Rights exercised shall be counted in full against the number of shares available for Awards under the Plan regardless of the number of Common Shares issued upon settlement of Options and Stock Appreciation Rights. Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to all Awards made hereunder:

(i)     the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 200,000 shares of Common Stock;

(ii)     no Participant may be granted during any calendar year Awards consisting of Options or Stock Appreciation Rights that are exercisable for more 200,000 shares of Common Stock;

(iii)     no Participant may be granted during any calendar year Cash Awards having a value determined on the date of grant in excess of $20,000,000;

(iv)     any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award; and

(v)     Awards to Directors shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under the Plan, and no Director may be granted during any calendar year Awards under the Plan (valued as determined on the date of grant) and cash compensation granted under the Plan or otherwise having an aggregate value in excess of $950,000.

Subject to Paragraph XII hereof, any Award other than an Award that is payable solely in cash shall have a minimum restricted period or vesting period of one year from the date of grant (the "Minimum Restrictions"). The foregoing notwithstanding, 5% of the total number of shares of Common Stock that may be issued under the Plan shall not be subject to the Minimum Restrictions. Notwithstanding any provision of the Plan to the contrary, each share of Common Stock acquired under this Plan must be held and transferred in compliance with the Forum Energy Technologies, Inc. Stock Ownership Requirements Policy.

A Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations set out in the clauses in this Paragraph V(a), in which event each portion of the combination Award is subject only to a single appropriate limitation in the clauses above. For example, if an Employee Participant is granted a Performance Award that is in part a stock-based Award and in part a Cash Award, then the stock-based awards shall only be subject to the limitation in clauses (i) and (ii) and the Cash Award shall be subject only to the limitation in clause (iii).

(b)    Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares of the Company's stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person.

VII. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a)    Exercise Period. The term of each Option and Stock Appreciation Right shall be as specified by the Committee at the date of grant, but in no event shall the term exceed 10 years.

(b)    Limitations on Exercise. Subject to the Minimum Restrictions, Options and Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c)    Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a Participant's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in Sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by such Participant or the Participant's guardian or legal representative.

(d)    Option Agreement; Stock Appreciation Right Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under Section 422 of the Code. Each Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Agreement. Each Option Agreement and Stock Appreciation Right Agreement may specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship or (iii) membership on the Board, as applicable, or a Change in Control on the exercisability of the Option or Stock Appreciation Right. An Option Agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such exercise price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of a Stock Appreciation Right in connection with the grant of an Option and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa). In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the exercise price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements and Stock Appreciation Right Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement and Stock Appreciation Right Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

(e)    Exercise Price and Payment. The exercise price shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date an Option is granted. An Option, Stock Appreciation Right or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The exercise price shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Nonqualified Stock Option.

(f)    Restrictions on Repricing of Options. Except as provided in Paragraph XII, the Committee may not, without approval of the stockholders of the Company, lower the exercise price of an Option or Stock Appreciation Right after the date of grant nor may any outstanding Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price, cash or a new Award. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is prior approval by the stockholders of the Company.

(g)    Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock delivered to the Participant after exercise of an Option.

(h)    Options and Rights in Substitution for Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options and such rights held by individuals providing services to corporations or other entities who become Employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK AWARDS

(a)     Forfeiture Restrictions to be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject the Minimum Restrictions and to other restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances as determined by the Committee (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant's continued employment with the Company or its Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion (including, without limitation, a Change in Control), or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b)     Other Terms and Conditions. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate and dividends until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock and any dividends until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award and any associated dividends. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, (i) rules pertaining to the termination of employment, or service as a Consultant or Director, of a Participant prior to expiration of the Forfeiture Restrictions, or (ii) if the Award is intended to be a Performance Award, providing that dividends are subject to the same Performance Measures as the underlying Award. If dividends are subject to the same Performance Measures of an Award intended to be a Performance Award, the Participant shall not be entitled to such dividends until the Performance Measures of the Award have been met and payment has been determined by the Committee. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c)    Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d)     Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. PERFORMANCE AWARDS

(a)     Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b)     Performance Awards. Performance Awards shall be paid, vested or otherwise deliverable, in whole or in part, on account of the attainment of one or more Performance Measures that are contingent upon future performance of the Company, an individual, or any Affiliate, division, or department of the Company during the performance period. Prior to the payment of any compensation based on the achievement of Performance Measures applicable to Performance Awards, the Committee must certify that applicable Performance Measures and any of the material terms thereof were, in fact, satisfied. Subject to the Minimum Restrictions and the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to the Plan shall be determined by the Committee. The amount of cash or shares payable or vested pursuant to Awards that are intended to be Performance Awards may be adjusted by the Committee on a formula or discretionary basis, or any combination, as the Committee determines.

(c)     Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Performance Award covering shares of Common Stock until payment has been determined by the Committee and such shares have been delivered to the Participant.

(d)     Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period through the payment date, except as may be determined by the Committee.

(e)     Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of Performance Award Agreements need not be identical.

X. RESTRICTED STOCK UNIT AWARDS

(a)     Forfeiture Restrictions to be Established by Committee. Awards of Restricted Stock Units shall be subject to the Minimum Restrictions and to other restrictions and an obligation of the Participant to forfeit the Award under certain circumstances as determined by the Committee (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant's continued employment with the Company or its Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion (including, without limitation, a Change in Control), or (iv) a combination of any of the foregoing. Each Restricted Stock Unit Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b)     Other Terms and Conditions. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of the Participant's service prior to expiration of the Forfeiture Restrictions, as shall be set forth in the Restricted Stock Unit Award Agreement and as are consistent with the terms of the Plan. Cash dividend equivalents may be paid after the vesting period with respect to a Restricted Stock Unit Award and, with respect to Awards intended to be Performance Awards, may be subject to the same Performance Goals as the underlying Award, as determined by the Committee. The Committee, in its sole discretion, may provide for the deferral of a Restricted Stock Unit Award.

(c)     Payment. Following the end of the vesting period for a Restricted Stock Unit Award (or at such other time as the applicable Restricted Stock Unit Award Agreement may provide), the holder of a Restricted Stock Unit Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Restricted Stock Unit Award, based on the then vested value of the Award. Payment of a Restricted Stock Unit Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Restricted Stock Unit Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Restricted Stock Unit Award until the shares of Common Stock have been delivered to the Participant.

(d)     Termination of Award. A Restricted Stock Unit Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

(e)     Restricted Stock Unit Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into a Restricted Stock Unit Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Unit Award Agreements need not be identical.

XI. BONUS STOCK AWARDS

Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.

XII. RECAPITALIZATION OR REORGANIZATION

(a)     No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's or any Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b)     Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c)     Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock or other property covered by an Award theretofore granted and the purchase price of Common Stock or other consideration subject to such Award shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger, consolidation or reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease, or exchange of assets or dissolution and liquidation or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Participants and which may vary among Options or Stock Appreciation Rights held by any individual Participant: (1) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options or Stock Appreciation Rights held by such Participants (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change in Control Value") of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or (3) make such adjustments to Options or Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d)     Change in Control Value. For the purposes of clause (2) in Subparagraph (c) above, the "Change in Control Value" shall equal the amount determined in the following clause (i), (ii) or (iii), whichever is applicable: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution and liquidation transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a

Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options or Stock Appreciation Rights being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e)     Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f)     Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

(g)     No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(h)     Adjustments in Compliance with Section 409A of the Code. No adjustment pursuant to this Paragraph XII shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

XIII. TERMINATION ON OR AFTER CHANGE IN CONTROL

The terms of an Award shall not provide for accelerated vesting solely due to the occurrence of a Change in Control. If a Change in Control occurs and, on or within two years after the date of consummation of such Change in Control, a Participant's employment with the Company and its Affiliates is terminated involuntarily by the Company without Cause or by the Participant for Good Reason, then (a) any Award other than Performance Awards held by the Participant at the time of the Participant's termination shall become fully vested and exercisable and all Forfeiture Restrictions shall immediately lapse and (b) any Performance Award held by the Participant at the time of the Participant's termination shall become fully vested and all Forfeiture Restrictions shall immediately lapse and such Performance Award shall be deemed to have been earned at the target level.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would materially impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the aggregate maximum number of shares that may be issued under the Plan, increase the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete Paragraph VII(f).

XV. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

(a)     Intent and Interpretation. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)     Permissible Payments. Notwithstanding anything in the Plan or in any Award agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award agreement by reason of the occurrence of a Corporate Change or Change in Control or the Participant's separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Corporate Change or Change in Control or separation from service meet any description or definition of "change in control event" or "separation from service", as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award agreement that is permissible under Section 409A of the Code. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)     Required Delay. Notwithstanding anything in the Plan or in any Award agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award agreement by reason of a Participant's separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant's separation from service will be accumulated through and paid or provided on the earlier of (a) the date of the Participant's death or (b) the date that is six months after the date of the Participant's separation from service with the Company (in either case, the "Required Delay Period"); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)     Specified Employee Defined. For purposes of the Plan, the term "Specified Employee" has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company's Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including the Plan.

XVI. MISCELLANEOUS

(a)     No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The

Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b)     No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c)     Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d)     No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e)     Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f)     Clawback. Awards and amounts paid or payable pursuant to or with respect to Awards to a Participant who is (or was) an "officer" of the Company within the meaning of Rule 16a-1(f) promulgated pursuant to the Exchange Act shall be subject to clawback in the event that the Company's financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under federal securities laws to the extent that the Committee determines, in its discretion, that such restatement is a result of such officer's commission of fraud or willful misconduct. Notwithstanding any provision of the Plan or any Award agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any additional clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award agreement with retroactive effect.

(g)     Foreign Awardees. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdiction in which the Company or its Affiliates operate.

(h)     Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

EXHIBIT A
2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN
(Effective as of May 12, 2020)

Except as otherwise provided in an Award agreement, the definitions set forth in this Exhibit A shall also apply in the case of any provision of the Plan or any Award agreement that includes the term "Change in Control:"

Acquiring Person means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

Change in Control means:

(a)     The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (c)(1) of this definition shall not constitute a Change in Control; or

(b)     Individuals, who, immediately following the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(c)     The consummation of a Corporate Transaction unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (2) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Company, assuming the Company is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Company issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Company is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subsection (c) has been satisfied.

Corporate Transaction means a reorganization, merger or consolidation of the Company, any of its subsidiaries or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) or the liquidation or dissolution of the Company.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Person means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

ANNUAL MEETING OF STOCKHOLDERS OF

FORUM ENERGY TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
May 08, 2026

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Annual Report on Form 10-K, proxy statement and proxy card are available at www.astproxyportal.com/ast/23806

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20340303000000000000 5 050826

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

COMPANY PROPOSALS

1. Election of Directors

NOMINEES:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

○ Evelyn M. Angelle
○ John A. Carrig
○ Neal A. Lux

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable or unwilling to serve or for good cause will not serve). This proxy when properly executed will be voted as directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2, 3 and 4. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FORUM ENERGY TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders on May 08, 2026

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Neal A. Lux and John C. Ivascu, and each of them, with full power of substitution and power to act alone, as proxies for the undersigned to act and vote all the shares of Common Stock of Forum Energy Technologies, Inc. which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders to be held May 08, 2026, 8:00 a.m. Central Time, at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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